                   [FNB LETTERHEAD]                  File No. 333-25771
                                                     Filed Under Rule 424(b) (3)


                                                     May 9, 1997
Dear Shareholder:

        A special meeting of shareholders of The First National Bankshares, Inc. ("FNB") will be held on June 11, 1997 to approve the Agreement and Plan of Reorganization dated January 17, 1997 (the "Reorganization Agreement") between FNB and Norwest Corporation ("Norwest") and the related Agreement and Plan of Merger dated April 28, 1997 (the "Plan of Merger"). The Reorganization Agreement and Plan of Merger provide for the merger of a wholly-owned subsidiary of Norwest with and into FNB (the "Merger"). FNB, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest.

    If the Reorganization Agreement and Plan of Merger are approved and the Merger becomes effective, you will be entitled to receive shares of Norwest common stock in exchange for shares of FNB common stock owned by you immediately prior to the Merger. The number of shares of Norwest common stock you will be entitled to receive (the "exchange ratio") will be determined in accordance with the formula set forth in the Reorganization Agreement. The formula is based on the average closing prices of a share of Norwest common stock, as reported on the New York Stock Exchange during the 20 trading day period ending on the last trading day before the special meeting.

    Enclosed with this letter are a notice of special meeting, which sets forth the time and location of the special meeting, and a Proxy Statement-Prospectus, which describes in more detail the terms and conditions of the Merger. Please carefully review and consider the information in the Proxy Statement-Prospectus. Copies of the Reorganization Agreement and the Plan of Merger are included in the Proxy Statement-Prospectus as Appendix A and Appendix B, respectively. Additional information concerning Norwest, including its most recent annual report on Form 10-K, may be obtained from Norwest as indicated in the Proxy Statement-Prospectus under the section entitled "Incorporation of Certain Documents by Reference."

    FNB's board of directors has approved the Reorganization Agreement and the Plan of Merger as being advisable and in your best interests as a shareholder of FNB and RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND PLAN OF MERGER.

    YOUR VOTE IS IMPORTANT. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement and the Plan of Merger. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                                 H. Barton Jones
                                                 Chairman

                      THE FIRST NATIONAL BANKSHARES, INC.

                            302 SOUTH FIRST STREET
                          TUCUMCARI, NEW MEXICO 88401

                                (505) 461-3602

                          ---------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 11, 1997

                          ---------------------------

        A special meeting (the "Special Meeting") of shareholders of The First National Bankshares, Inc., a New Mexico corporation ("FNB"), will be held at 302 South First Street, Tucumcari, New Mexico, on June 11, 1997, at 10:00 a.m., local time, to consider and vote upon the following:

               1. A proposal to approve the Agreement and Plan of Reorganization dated January 17, 1997 (the "Reorganization Agreement") between FNB and Norwest Corporation ("Norwest"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus, and the related Agreement and Plan of Merger dated April 28, 1997 (the "Plan of Merger"), a copy of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus. Pursuant to the Reorganization Agreement and the Plan of Merger, a wholly-owned subsidiary of Norwest will merge with and into FNB and FNB will become a wholly-owned subsidiary of Norwest, all upon the terms and subject to the conditions set forth in the Reorganization Agreement and the Plan of Merger.

               2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

        Only shareholders of record on the books of FNB at the close of business on May 9, 1997 will be entitled to vote at the Special Meeting or any adjournments or postponements thereof.

        Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                            By Order of the Board of Directors

                                            E. Bruce Thomas
                                            Secretary

May 9, 1997

--------------------------------------------------------------------------------

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED
   ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY
       REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-
                PROSPECTUS AT ANY TIME BEFORE IT IS EXERCISED.

          PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.

--------------------------------------------------------------------------------

                      THE FIRST NATIONAL BANKSHARES, INC.
                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF SHAREHOLDERS

                           ------------------------

                              NORWEST CORPORATION
                                  PROSPECTUS
                            SHARES OF COMMON STOCK

                          ------------------------

        This Proxy Statement-Prospectus is being provided to you in connection with the solicitation of your proxy by the board of directors of The First National Bankshares, Inc. ("FNB") for use at a special meeting of FNB's shareholders to be held on June 11, 1997 (the "Special Meeting"). FNB's board of directors has called the Special Meeting to approve the Agreement and Plan of Reorganization dated January 17, 1997 (the "Reorganization Agreement") between FNB and Norwest Corporation ("Norwest") and the related Agreement and Plan of Merger dated April 28, 1997 (the "Plan of Merger").

    The Reorganization Agreement and Plan of Merger provide for the merger of a wholly-owned subsidiary of Norwest with and into FNB (the "Merger"). FNB, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest. If the Reorganization Agreement and Plan of Merger are approved and the Merger becomes effective, you will be entitled to receive shares of Norwest common stock, par value $1-2/3 per share ("Norwest Common Stock"), in exchange for your shares of FNB common stock, par value $1.00 per share ("FNB Common Stock").

    The number of shares of Norwest Common Stock you will be entitled to receive in the Merger in exchange for your shares of FNB Common Stock (the "exchange ratio") will be determined in accordance with the formula set forth in the Reorganization Agreement. The exchange ratio formula is based on the average of the closing prices of a share of Norwest Common Stock, as reported on the New York Stock Exchange during the 20 trading day period ending on the last trading day before the Special Meeting. (This average is referred to as the "Norwest Measurement Price.") The full exchange ratio formula is described in "SUMMARY--The Merger--Exchange Ratio" and "THE MERGER--Merger Consideration." The formula operates in the following manner:

    (1) If the Norwest Measurement Price is equal to or greater than $40.25, then the exchange ratio will be 10.165--that is, you will be entitled to receive 10.165 shares of Norwest Common Stock for each share of FNB Common Stock owned by you.

    (2) If the Norwest Measurement Price is equal to or less than $36.25, then the exchange ratio will be 11.287--that is, you will be entitled to receive 11.287 shares of Norwest Common Stock for each share of FNB Common Stock owned by you.

    (3) If the Norwest Measurement Price is less than $40.25 and more than $36.25, then the exchange ratio will equal the number obtained by dividing 409.14 by the Norwest Measurement Price. For example, if the Norwest Measurement Price is $38, then the exchange ratio would equal
        409.14 divided by $38, or 10.767. In this example, you would receive
        10.767 shares of Norwest Common Stock for each share of FNB Common Stock owned by you.

The closing price of a share of Norwest Common Stock on the effective date of the Merger may be higher or lower than the Norwest Measurement Price.

        Copies of the Reorganization Agreement and Plan of Merger are included in this Proxy Statement-Prospectus as Appendix A and Appendix B, respectively, and are incorporated herein by reference. For purposes of the remainder of this document, unless otherwise indicated or the context otherwise requires, references to the Reorganization Agreement will be deemed to include the Plan of Merger.

        Norwest Common Stock trades on the NYSE and the Chicago Stock Exchange ("CHX") under the symbol NOB. The closing price of Norwest Common Stock as reported on the NYSE Composite Tape on May 2, 1997 was $51.00 per share. There is no established market for FNB Common Stock.

        In addition to serving as the proxy statement of FNB in connection with the Special Meeting, this document constitutes the prospectus of Norwest covering the shares of Norwest Common Stock to be issued in the Merger.

        NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT, AMONG OTHER THINGS, NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK. SEE "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST."

        THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY
STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        All information concerning Norwest contained in this Proxy Statement-Prospectus has been provided by Norwest, and all information concerning FNB contained in this Proxy Statement-Prospectus has been provided by FNB.

        This Proxy Statement-Prospectus is dated as of May 9, 1997 and, together with the accompanying form of proxy, is first being mailed to shareholders of FNB on or about May 9, 1997.

                                   TABLE OF CONTENTS

                                                                      Page
                                                                      ----
AVAILABLE INFORMATION                                                   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                         5
SUMMARY                                                                 6
        Parties to the Merger                                           6
        Special Meeting and Vote Required                               7
        The Merger                                                      7
        Market Information                                             10
        Comparison of Rights of Holders of FNB Common Stock and
             Norwest Common Stock                                      10
        Comparative Per Common Share Data                              10
        Selected Consolidated Financial Data                           11
        Share Prices and Dividends for Norwest Common Stock            15
MEETING INFORMATION                                                    16
        General                                                        16
        Record Date; Voting Rights; Vote Required                      17
        Voting and Revocation of Proxies                               17
        Solicitation of Proxies                                        17
THE MERGER                                                             18
        General                                                        18
        Merger Consideration                                           18
        Background of and Reasons for the Merger                       19
        Dissenters' Rights                                             21
        Surrender of Certificates                                      22
        Conditions to the Merger                                       23
        Regulatory Approvals                                           24
        Conduct of Business Pending the Merger                         25
        Competing Transactions                                         25
        Certain Additional Agreements                                  26
        Termination of Reorganization Agreement                        26
        Amendment of Reorganization Agreement                          26
        Waiver of Performance of Obligations                           27
        Effect on Employee Benefit Plans                               27
        Certain U. S. Federal Income Tax Consequences                  27
        Resale of Norwest Common Stock                                 29
        Stock Exchange Listing                                         29
        Accounting Treatment                                           30
        Expenses                                                       30
COMPARISON OF RIGHTS OF HOLDERS OF FNB COMMON STOCK AND
NORWEST COMMON STOCK                                                   31
        General                                                        31
        Capital Stock                                                  31
        Directors                                                      32
        Amendment of Certificate of Incorporation and Bylaws           32
        Shareholder Approval of Mergers and Asset Sale                 33
        Appraisal Rights                                               33
        Special Meetings                                               34
        Directors Duties                                               34
        Action Without a Meeting                                       35
        Limitation of Director Liability                               35
        Indemnification of Officers and Directors                      35
        Dividends                                                      37
        Corporate Governance Procedures; Nomination of
        Directors                                                      37
INFORMATION ABOUT FNB AND THE BANK                                     38

        General                                                        38
        Regulation and Supervision                                     38
        Properties                                                     38
        Competition                                                    39
        Legal Proceedings                                              39
        Market Information and Dividends                               39
        Principal Shareholders and Security Ownership of FNB           40
        Management of FNB                                              42
FNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION                                     46
        General                                                        46
        Financial Condition                                            46
        Results of Operation                                           47
        Certain Selected Statistical Information                       53
CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO
NORWEST                                                                59
        Bank Regulatory Agencies                                       59
        Bank Holding Company Activities; Interstate Banking            59
        Dividend Restrictions                                          60
        Holding Company Structure                                      61
        Regulatory Capital Standards and Related Matters               61
        FDIC Insurance                                                 64
        Fiscal and Monetary Policies                                   64
        Competition                                                    65
EXPERTS                                                                66
LEGAL OPINIONS                                                         66
MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION                       67
INDEX TO FNB FINANCIAL STATEMENTS
APPENDIX A     AGREEMENT AND PLAN OF REORGANIZATION
APPENDIX B     AGREEMENT AND PLAN OF MERGER
APPENDIX C     SECTIONS 53-15-3 AND 53-15-4 OF THE NEW MEXICO BUSINESS
               CORPORATION ACT

                             AVAILABLE INFORMATION

        Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may review and copy such reports, proxy statements and other information at the public reference facilities of the Commission, located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also access these materials through the Commission's Internet Web site located at http://www.sec.gov. You may obtain copies of these materials at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also review annual, quarterly and current reports, proxy statements and other information concerning Norwest at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

        Norwest has filed a registration statement on Form S-4 (File No. 333-25771) (the "Registration Statement") with the Commission registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Norwest Common Stock to be issued in the Merger. As permitted by the Commission, this Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. You may review or obtain a copy of the Registration Statement in the manner described above.

        In deciding whether to approve the Reorganization Agreement, you should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus or in the documents enclosed with this Proxy Statement-Prospectus. Neither Norwest nor FNB has authorized any person to provide you with any additional or contrary information or representations concerning either company or the Merger.

        The information contained in this Proxy Statement-Prospectus is as of May 9, 1997. You should not assume that the delivery to you of this Proxy Statement-Prospectus or the issuance to you of shares of Norwest Common Stock means that there has been no change in the business prospects, financial condition or other affairs of Norwest or FNB since May 9, 1997 or that the information contained or incorporated by reference in this Proxy Statement-Prospectus is correct or complete as of any time after May 9, 1997. The Commission allows Norwest to update much of the information contained or incorporated by reference in this Proxy Statement-Prospectus pursuant to subsequent filings with the Commission (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" below).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        As permitted by the Commission, Norwest has incorporated into this Proxy Statement-Prospectus certain information contained in documents filed by Norwest with the Commission. These documents contain important information concerning Norwest and its business prospects and financial condition. Except to the extent superseded by the information contained in this Proxy Statement-Prospectus, the information contained in each document incorporated by reference is considered to be part of this Proxy Statement-Prospectus and therefore to have been provided to you at the time you receive this Proxy Statement-Prospectus. In addition, each document filed by Norwest with the Commission subsequent to the date hereof and prior to the Special Meeting will be incorporated into and considered part of this Proxy Statement-Prospectus. There may be information contained in these documents that supersedes or modifies statements and other information contained or incorporated by reference in this Proxy Statement-Prospectus. Generally, you will not receive a copy of any of these documents unless you request a copy in the manner described below.

        The following Norwest documents have been incorporated by reference in this Proxy Statement-Prospectus. Each document was filed with the Commission under file number 1-2979.

    (1) Norwest's annual report on Form 10-K for the year ended December 31, 1996;

    (2) Norwest's current reports on Form 8-K filed on January 23, 1997 and April 21, 1997;

    (3) Norwest's current report on Form 8-K filed on May 1, 1996 containing a description of the Norwest Common Stock; and

    (4) Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated June 29, 1993, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.

        You should review the documents listed in (3) and (4) above for a description of the Norwest Common Stock and certain rights and restrictions relating thereto, including voting, dividend and preferred stock purchase rights.

        YOU MAY OBTAIN COPIES OF THE FOREGOING DOCUMENTS (OTHER THAN CERTAIN EXHIBITS) UPON REQUEST IN WRITING OR BY TELEPHONE AS FOLLOWS:

                             CORPORATE SECRETARY
                             NORWEST CORPORATION
                             NORWEST CENTER
                             SIXTH AND MARQUETTE
                             MINNEAPOLIS, MN 55479-1026

                             TELEPHONE (612) 667-8655
                             FAX (612) 667-4399

TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, YOUR REQUEST SHOULD BE RECEIVED BY NORWEST BY JUNE 5, 1997.

                                        SUMMARY

        The following is a summary of certain information relating to the Merger. There may be additional information contained elsewhere in this document or in the documents incorporated by reference that may affect your decision whether to approve the Merger. For that reason, you should read this document (including the appendices), as well as the documents incorporated by reference, in their entirety. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" for a list of the documents concerning Norwest incorporated by reference and instructions on how to obtain copies of these documents.

PARTIES TO THE MERGER

        NORWEST. Norwest Corporation ("Norwest") is a diversified financial services company organized under the laws of Delaware in 1929 and registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Through its subsidiaries and affiliates, Norwest provides retail, commercial and corporate banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

        At December 31, 1996, Norwest had consolidated total assets of $80.2 billion, total deposits of $50.1 billion and total stockholders' equity of $6.1 billion. Based on total assets at December 31, 1996, Norwest was the 12th largest commercial banking organization in the United States.

        Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479, and its telephone number is
(612) 667-1234. As used in this Proxy Statement-Prospectus, the term "Norwest" means Norwest and its consolidated subsidiaries.

        Additional information concerning Norwest is included in Norwest's documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

        FNB. FNB is a one-bank holding company organized under the laws of New Mexico in 1986 and registered under the Bank Holding Company Act. The principal asset of FNB is the common stock of its subsidiary, The First National Bank of Tucumcari (the "Bank"). As of December 31, 1996, FNB had consolidated total assets of approximately $92.2 million and total shareholders' equity of approximately $9.0 million. FNB had net income of $635,096 for the year ended December 31, 1996. FNB's principal executive offices are located at 302 South First Street, Tucumcari, New Mexico 88401, and its telephone number at that address is (505) 461-3602. As used in this Proxy Statement-Prospectus, unless otherwise indicated or the context requires otherwise, the term "FNB" means FNB and the Bank.

        The Bank is a national banking association chartered in 1901 that has banking offices in Tucumcari, Santa Rosa and Las Vegas, New Mexico. The Bank is a full service, independent community bank that provides a full range of commercial banking services, including traditional deposit services and commercial, interim construction, consumer, home improvement, real estate, agricultural and industrial loans. See "INFORMATION ABOUT FNB AND THE BANK" and FNB's Consolidated Financial Statements included elsewhere herein for additional information concerning FNB and the Bank.

SPECIAL MEETING AND VOTE REQUIRED

        SPECIAL MEETING. The Special Meeting will be held on June 11, 1997 at 302 South First Street, Tucumcari, New Mexico, at 10:00 a.m., local time, for the purpose of voting on a proposal to approve the Reorganization Agreement. Only holders of record of FNB Common Stock at the close of business on May 2, 1997 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. At the Record Date, there were 29,953 shares of FNB Common Stock outstanding and entitled to vote at the Special Meeting. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

        VOTE REQUIRED. Approval of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FNB Common Stock. Holders of FNB Common Stock are entitled to one vote per share owned of record on the Record Date. If a majority of the votes eligible to be cast by the holders of FNB Common Stock do not vote in favor of approval of the Reorganization Agreement, FNB will remain a separate entity. As of the Record Date, directors and executive officers of FNB and their affiliates owned beneficially or controlled the voting of approximately 22,787 shares of FNB Common Stock, representing approximately 76.1% of the shares of FNB Common Stock outstanding on that date. Accordingly, these persons have the ability to approve the Merger without the concurrence of any other shareholder. FNB's directors and executive officers have informed FNB that they presently intend to vote all of their shares in favor of approval of the Reorganization Agreement. See "MEETING INFORMATION--Record Date; Voting Rights; Vote Required."

THE MERGER

        EFFECT OF THE MERGER. If the Reorganization Agreement is approved and the Merger becomes effective, a wholly-owned subsidiary of Norwest will merge with FNB, with FNB being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Norwest. In the Merger, each share of FNB Common Stock outstanding immediately prior to the Merger (other than shares as to which statutory dissenters' rights have been validly exercised and not forfeited) will be automatically converted into and represent the right to receive shares of Norwest Common Stock and cash in lieu of fractional shares thereof. The number of shares of Norwest Common Stock you will be entitled to receive will be determined by multiplying the exchange ratio by the number of shares of FNB Common Stock owned by you.

        EXCHANGE RATIO. The exchange ratio will be determined in accordance with the formula set forth in paragraph 1(a) of the Reorganization Agreement. Under the formula, the exchange ratio will equal the "Adjusted Norwest Shares" divided by the number of shares of FNB Common Stock outstanding immediately prior to the Effective Time of the Merger. The Adjusted Norwest Shares will be based on the "Norwest Measurement Price," or the average of the closing prices of a share of Norwest Common Stock, as reported on the NYSE during the 20 trading day period ending on the last trading day before the Special Meeting. There are currently 29,953 shares of FNB Common Stock outstanding. Under the Reorganization Agreement, the number of shares of FNB Common Stock that will be outstanding immediately prior to the Merger may not be increased or decreased without the consent of Norwest. As a result, in applying the formula to determine the range of possible exchange ratios, you may assume that there will be 29,953 shares of FNB Common Stock outstanding immediately prior to the Merger.

        The Adjusted Norwest Shares number (and thus the exchange ratio) will be determined as follows:

    (1) If the Norwest Measurement Price is equal to or greater than $40.25, then the Adjusted Norwest Shares will be 304,472. In this case, the exchange ratio would equal 304,472 divided by 29,953, or 10.165.

    (2) If the Norwest Measurement Price is equal to or less than $36.25, then the Adjusted Norwest Shares will be 338,069. In this case, the exchange ratio would equal 338,069 divided by 29,953, or 11.287.

    (3) If the Norwest Measurement Price is less than $40.25 and more than $36.25, then the Adjusted Norwest Shares will be the number obtained by dividing $12,255,000 by the Norwest Measurement Price. Thus, for example, if the Norwest Measurement Price is $38, the Adjusted Norwest Shares would be $12,255,000 divided by $38, or 322,500. In this example, the exchange ratio would equal 322,500 divided by 29,953, or 10.767.

See "THE MERGER--Merger Consideration" for additional information on the exchange ratio formula..

    REASONS FOR THE MERGER AND RECOMMENDATION OF THE FNB BOARD. At a meeting of FNB's board of directors (the "FNB Board") held on January 17, 1997, after considering the terms and conditions of the Reorganization Agreement, the FNB Board approved the Reorganization Agreement. The FNB Board believes that the Merger is advisable and in the best interests of FNB and its shareholders and recommends that shareholders of FNB approve the Reorganization Agreement. In reaching its determination to enter into the Reorganization Agreement, the FNB Board considered a number of factors, including but not limited to the following: the current and prospective economic environment and competitive constraints facing independent community banks such as the Bank; the FNB Board's view of reasonably available alternatives for the shareholders; the increased liquidity and diversification of risk that the Merger would provide to FNB's shareholders; and the FNB Board's view that the consideration to be received by FNB's shareholders pursuant to the Reorganization Agreement was the highest price reasonably obtainable. For a discussion of the circumstances surrounding the Merger and the factors considered by the FNB Board in making its recommendation, see "THE MERGER--Background of and Reasons for the Merger."

        THE BOARD OF DIRECTORS OF FNB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE REORGANIZATION AGREEMENT.

        CONDITIONS TO THE MERGER; TERMINATION OF THE REORGANIZATION AGREEMENT. The obligations of Norwest and FNB to effect the Merger are subject to the satisfaction or, if permissible under the Reorganization Agreement, waiver of a number of conditions, in addition to approval of the Reorganization Agreement by FNB's shareholders. The Reorganization Agreement is subject to termination by one or more parties at any time prior to the Effective Time of the Merger upon the occurrence of certain specified events. See "THE MERGER--Conditions to the Merger" and "--Termination of Reorganization Agreement."

        REGULATORY APPROVALS. The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Director of the Financial Institutions Division of the Regulation and Licensing Department of the state of New Mexico. Norwest has filed applications with these authorities requesting approval of the Merger; however, there can be no assurance that the necessary regulatory approval will be obtained or as to the timing or conditions of such approval. See "THE MERGER--Regulatory Approvals."

        EFFECTIVE TIME AND CLOSING OF THE MERGER. If the Reorganization Agreement is approved at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the parties expect the Merger to become effective (the "Effective Time of the Merger") at 11:59 p.m. on the date the required documents relating to the Merger are filed with and accepted by the New Mexico State Corporation Commission in accordance with the relevant provisions of the New Mexico Business Corporation Act ("NMBCA"). The parties expect to file the required documents as soon as practicable following approval of the Reorganization

Agreement at the Special Meeting. See "THE MERGER--Conditions to the Merger" and "--Regulatory Approvals."

        COMPETING TRANSACTIONS. Subject to certain exceptions, FNB and the Bank, and their respective directors, officers, representatives and agents, are prohibited under the Reorganization Agreement from directly or indirectly soliciting, authorizing the solicitation of or entering into any discussions with any party other than Norwest concerning certain transactions involving the acquisition of FNB's or the Bank's capital stock or assets. See "THE MERGER--Competing Transactions."

        INTERESTS OF CERTAIN PERSONS IN THE MERGER. In the Merger, FNB's directors and executive officers will receive the same consideration for their shares of FNB Common Stock as the other shareholders of FNB will receive for their shares of FNB Common Stock. Certain members of the FNB Board and management, however, may be deemed to have interests in the Merger that are in addition to and separate from the interests of FNB's shareholders generally. These interests include, among others: the Employment and Non-Competition Agreements executed by H. Barton Jones and Craig L. Cosner; the termination of certain Salary Continuation Agreements between the Bank and nine of its officers in consideration of the payment of an aggregate of approximately $373,000 to such officers; the offer to any officer, director or employee of FNB or the Bank to purchase from FNB or the Bank any life insurance policy with respect to such individual, which has FNB as the beneficiary thereof, at a price equal to the cash value thereof; and provisions in the Reorganization Agreement relating to the continuation of certain director and officer indemnification rights and the maintenance of certain directors' and officers' liability insurance policies. See "INFORMATION ABOUT FNB AND THE BANK--Management of FNB--Interests of Management and Others in Certain Transactions."

        DIRECTORS AND OFFICERS OF FNB AFTER THE MERGER. Following the Effective Time of the Merger, Norwest will be the sole shareholder of FNB and, for that reason, will be in a position to elect or appoint all of the directors and officers of FNB.

        DISSENTERS' RIGHTS. Under New Mexico law, holders of FNB Common Stock will have the right to dissent from the Merger and, subject to certain conditions, receive a cash payment equal to the fair value of their shares. Failure to comply strictly with the statutory procedures in the exercise of dissenters' rights will nullify such rights. For more information concerning dissenters' rights and the procedures to be followed to exercise such rights, see "THE MERGER--Dissenters' Rights" and Appendix C.

        CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that as a result (a) no gain or loss will be recognized by the holders of FNB Common Stock upon receipt of Norwest Common Stock in exchange therefor pursuant to the Merger, except for cash received in lieu of fractional shares; (b) the aggregate adjusted tax basis of the Norwest Common Stock received by the holders of FNB Common Stock will be the same as the aggregate adjusted tax basis of the FNB Common Stock exchanged therefor reduced by the amount allocable to fractional share interests for which cash is received; and (c) the holding period of the shares of Norwest Common Stock received by the holders of FNB Common Stock will include the holding period of the FNB Common Stock, provided the shares of FNB Common Stock were held as a capital asset as of the Effective Time of the Merger. See "THE MERGER-- Certain U.S. Federal Income Tax Consequences." Consummation of the Merger is conditioned upon the receipt by FNB of an opinion of Bracewell & Patterson, L.L.P., Houston, Texas, counsel for FNB, substantially to such effect.

        THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER MAY BE DIFFERENT FOR PARTICULAR TYPES OF FNB SHAREHOLDERS OR IN LIGHT OF EACH FNB SHAREHOLDER'S PERSONAL INVESTMENT CIRCUMSTANCES. FOR THAT REASON, FNB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE MERGER, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH LAWS.

MARKET INFORMATION

        On January 16, 1997 (the last business day preceding public announcement of the Reorganization Agreement) and on May 2, 1997 (the last practicable date prior to the mailing of this Proxy Statement-Prospectus), the closing prices per share of Norwest Common Stock (as reported on the NYSE composite tape) were $46.25 and $51.00, respectively. The market price for Norwest Common stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time of the Merger, which may be a period of several weeks or more. As a result, the market value per share of the Norwest Common Stock that shareholders of FNB ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance may be given concerning the market price of the Norwest Common Stock before or after the Effective Time of the Merger.

        There is no public market for FNB Common Stock. See "INFORMATION ABOUT FNB AND THE BANK--Market Information and Dividends."

COMPARISON OF RIGHTS OF HOLDERS OF FNB COMMON STOCK AND NORWEST COMMON STOCK

        As of the date of this Proxy Statement-Prospectus, the rights of FNB's shareholders are governed by the NMBCA and the FNB Articles and FNB Bylaws. At the Effective Time of the Merger, FNB's shareholders will become stockholders of Norwest. For that reason, their rights will thereafter be governed by the Delaware General Corporation Law (the "DGCL") and the Norwest Certificate and Norwest Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF FNB COMMON STOCK AND NORWEST COMMON STOCK" for additional information and for definitions of certain capitalized terms.

COMPARATIVE PER COMMON SHARE DATA

        The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for FNB Common Stock on a historical and pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. (For a description of the purchase method of accounting and the related effects on the historical financial statements of Norwest, see "THE MERGER--Accounting Treatment.") The historical data for Norwest for the year ended December 31, 1996 included in the table are derived from the audited consolidated financial statements of Norwest (including the related notes thereto) incorporated by reference into this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The historical data for FNB for the year ended December 31, 1996 included in the table are derived from FNB's audited consolidated financial statements included in the Proxy Statement-Prospectus.

        The data in the table are based on the assumption that 304,472 shares of Norwest Common Stock will be issued in the Merger. This number is based on an assumed Norwest Measurement Price of $40.25 or more and the resulting exchange ratio of 10.165 shares of Norwest Common Stock for each share of FNB Common Stock. The exchange ratio of 10.165 shares of Norwest Common Stock for each share of FNB Common Stock is referred to in the footnotes to the table as the "assumed exchange ratio." The actual Norwest Measurement Price (and thus the actual exchange ratio) will not be determined until the end of a 20-trading day measurement period ending on the last trading day before the Special Meeting. See "THE MERGER--Merger Consideration" for the definition of the term Norwest Measurement Price.

        The comparative per common share data set forth in the following table are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated.


                                   Norwest Common Stock          FNB Common Stock
                                   --------------------        ----------------------
                                              Pro Forma                     Pro Forma
                                   Historical  Combined       Historical   Equivalent
                                   ---------- ---------       ----------   ----------

BOOK VALUE (1):

   December 31, 1996              $15.94        15.95        300.32        162.13

DIVIDENDS DECLARED (2):

   Year Ended December 31, 1996     1.05         1.05          8.00         10.67

NET INCOME (3):

  Year Ended December 31, 1996      3.07         3.07         21.20         31.21


(1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and FNB divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Norwest Common Stock represents the pro forma combined book value per share multiplied by the assumed exchange ratio of 10.165.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of FNB Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the assumed exchange ratio of 10.165.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and FNB divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of FNB Common Stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio of 10.165.

SELECTED CONSOLIDATED FINANCIAL DATA

        NORWEST. The following table sets forth certain selected historical consolidated financial information for Norwest. The income statement and balance sheet data for Norwest included in the selected consolidated financial data for each of the five years ended December 31, 1996 are derived from the audited consolidated financial statements of Norwest for such five-year period. The data for Norwest should be read in conjunction with Norwest's consolidated financial statements (including the related notes thereto) incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                     NORWEST CORPORATION AND SUBSIDIARIES

                     SELECTED CONSOLIDATED FINANCIAL DATA


                                                      YEARS ENDED DECEMBER 31
                                         --------------------------------------------------
                                           1996       1995      1994    1993(1)   1992(2)
                                              (In millions except per share amounts)

INCOME STATEMENT DATA

  Interest income..................     $6,318.3    5,717.3   4,393.7   3,946.3   3,806.4
  Interest expense.................      2,617.0    2,448.0   1,590.1   1,442.9   1,610.6
                                        --------    -------   -------   -------   -------
    Net interest income............      3,701.3    3,269.3   2,803.6   2,503.4   2,195.8
  Provision for credit losses......        394.7      312.4     164.9     158.2     270.8
  Non-interest income..............      2,564.6    1,848.2   1,638.3   1,585.0   1,273.7
  Non-interest expenses............      4,089.7    3,382.3   3,096.4   3,050.4   2,553.1
                                        --------    -------   -------   -------   -------
    Income before income taxes.....      1,781.5    1,422.8   1,180.6     879.8     645.6
  Income tax expense...............        627.6      466.8     380.2     266.7     175.6
                                        --------    -------   -------   -------   -------
    Income before cumulative
effect of a
    change in accounting method....      1,153.9      956.0     800.4     613.1     470.0
  Cumulative  effect on years prior
to 1992 of
  change in accounting method......           --         --        --        --     (76.0)
                                        --------    -------   -------   -------   -------
  Net income.......................     $1,153.9      956.0     800.4     613.1     394.0
                                        ========    =======   =======   =======   =======

PER COMMON SHARE DATA
Net income per share:
    Primary:
      Before cumulative effect of a
      change in accounting method..       $ 3.07       2.76      2.45      1.89      1.44
      Cumulative effect on years
prior to
      1992 of change in accounting
method                                        --         --        --        --     (0.25)
                                         -------   --------  --------   -------    ------
      Net income...................       $ 3.07       2.76      2.45      1.89      1.19
                                         =======   ========  ========   =======    ======

    Fully diluted:
      Before cumulative effect of
      a change in accounting method       $ 3.07       2.73      2.41      1.86      1.42
      Cumulative  effect  on  years
        prior to
      1992 of change in  accounting
        method                                --         --        --        --     (0.23)
                                         -------     ------    ------    ------     -----
      Net income...................       $ 3.07       2.73      2.41      1.86      1.19
                                         =======     ======    ======    ======    ======
  Dividends declared per common
  share ...........................      $ 1.050      0.900     0.765     0.640     0.540

BALANCE SHEET DATA At period end:

    Total assets...................    $80,175.4   72,134.4  59,315.9  54,665.0  50,037.0
    Long-term debt.................     13,082.2   13,676.8   9,186.3   6,850.9   4,553.2
    Total shareholders' equity.....      6,064.2    5,312.1   3,846.4   3,760.9   3,371.8


                                                        (footnotes on next page)

(1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired by Norwest in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired by Norwest in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

     FNB. The following table sets forth certain selected historical consolidated financial information for FNB. The income statement and balance sheet data for FNB included in the selected consolidated financial data for the year ended December 31, 1996 are derived from the audited consolidated financial statements of FNB for such year. The selected consolidated financial data for FNB for the year ended December 31, 1995 are derived from the unaudited consolidated financial statements of FNB for such year. All financial data derived from unaudited financial statements reflect, in the opinion of FNB's management, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. The data for FNB should be read in conjunction with FNB's consolidated financial statements (including the related notes thereto) included in this Proxy Statement-Prospectus.

              THE FIRST NATIONAL BANKSHARES, INC. AND SUBSIDIARY

                     SELECTED CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEARS ENDED
                                                      DECEMBER 31
                                                 --------------------
                                                 1996           1995
                                                 ----           ----

INCOME STATEMENT DATA
   Interest Income                               $6,865        6,613
   Interest expense                               2,755        2,695
                                                  -----        -----
     Net interest income                          4,110        3,918
   Provision for credit losses                      107           90
                                                  -----        -----
     Net interest income after
     provision for loan losses                    4,003        3,828
   Non-interest income                              999          861
   Non-interest expense                           4,011        3,684
                                                  -----        -----
     Income before income tax expense               991        1,005
   Income tax expense                               356          225
                                                  -----        -----
   Net income                                    $  635          780
                                                 ======       ======


PER COMMON SHARE DATA

   Net income                                    $21.20        26.04
   Dividends declared                              8.00         8.00


BALANCE SHEET DATA At period end:

     Assets                                     $92,201       89,153
     Long-term debt                                  --           --
     Total shareholders' equity                   8,996        8,628

SHARE PRICES AND DIVIDENDS FOR NORWEST COMMON STOCK

    The following table sets forth the high and low sales prices per share of the Norwest Common Stock, and the cash dividends paid on such Norwest Common Stock, for the below quarterly periods, which correspond to Norwest's quarterly fiscal periods for financial reporting purposes. The prices for Norwest Common Stock are as reported on the NYSE Composite Tape. There is no public market for FNB Common Stock.

                                                  Norwest Common Stock
                                          High             Low         Dividends
                                        -------           ------       ---------
        1995

           First Quarter                $26.250           22.625         0.210
           Second Quarter                29.375           25.125         0.210
           Third Quarter                 32.750           26.875         0.240
           Fourth Quarter                34.750           29.250         0.240

        1996

           First Quarter                 37.125           30.500         0.240
           Second Quarter                37.500           33.000         0.270
           Third Quarter                 41.000           32.000         0.270
           Fourth Quarter                46.875           40.750         0.270

        1997

           First Quarter                 53.250           42.750         0.300
           Second Quarter
               (through May 2,           51.000           44.375           *
               1997)

------------------------
* The Norwest Board has declared a cash dividend of $0.300 per share payable on June 1, 1997 to stockholders of record on May 9, 1997.

                                  MEETING INFORMATION

GENERAL

        This Proxy Statement-Prospectus is being furnished to holders of FNB Common Stock in connection with the solicitation of proxies by the FNB Board for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting will be held on June 11, 1997 at 10:00 a.m., local time, at 302 South First Street, Tucumcari, New Mexico.

        At the Special Meeting, shareholders of FNB will consider and vote upon a proposal to approve the Reorganization Agreement. The FNB Board is not aware as of the date of this Proxy Statement-Prospectus of any business to be acted upon at the Special Meeting other than the proposal to approve the Reorganization Agreement. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED

        The FNB Board has fixed the close of business on May 9, 1997 as the record date for the determination of shareholders of FNB entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). On the Record Date there were 29,953 shares of FNB Common Stock outstanding and entitled to vote. Holders of FNB Common Stock are entitled to one vote per share held of record on the Record Date. The presence in person or by proxy at the Special Meeting of the holders of a majority of the shares of FNB Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Special Meeting.

        Under the NMBCA and the FNB Articles and FNB Bylaws, approval of the Reorganization Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of FNB Common Stock. Directors and executive officers of FNB and their affiliates beneficially owned as of the Record Date an aggregate of approximately 22,787 shares, or approximately 76.1%, of the outstanding shares of FNB Common Stock. Accordingly, these persons may approve the merger without the concurrence of any other shareholder. FNB has been informed that its directors and executive officers and their affiliates presently intend to vote their shares of FNB Common Stock in favor of approval of the Reorganization Agreement.

        A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement. See "--Voting and Revocation of Proxies."

        If a majority of the votes eligible to be cast by the holders of FNB Common Stock do not vote in favor of approval of the Reorganization Agreement, FNB will remain a separate entity.

VOTING AND REVOCATION OF PROXIES

        Shares of FNB Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of FNB Common Stock represented by such proxy will be voted FOR approval of the Reorganization Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the secretary of FNB prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not by itself constitute a revocation of a proxy.

        A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Reorganization Agreement must be approved by the holders of a majority of the shares of FNB Common Stock outstanding on the Record Date. Because the proposal to approve the Reorganization Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as voting against the proposal.

SOLICITATION OF PROXIES

        In addition to solicitation by mail, directors, officers and employees of FNB and the Bank may solicit proxies from the shareholders of FNB, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. FNB will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF FNB. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO FNB IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                      THE MERGER

        This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, a copy of which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. Shareholders are urged to read the Reorganization Agreement in its entirety.

        Parenthetical references are to sections of the Reorganization Agreement. FNB and the Bank are referred to in the Reorganization Agreement as "FNBI" and "FNBI Subsidiary," respectively.

GENERAL

        At the Effective Time of the Merger, a wholly-owned subsidiary of Norwest will be merged with FNB, with FNB being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Norwest. Except with respect to fractional shares and shares as to which dissenters' rights have been exercised, if the Reorganization Agreement is approved and the Merger becomes effective, each share of FNB Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and represent the right to receive shares of Norwest Common Stock. See "--Merger Consideration" below. Following the Effective Time of the Merger, Norwest will be the sole shareholder of FNB. Shares of Norwest Common Stock issued and outstanding immediately before the Effective Time of the Merger will remain issued and outstanding immediately after the Effective Time of the Merger.

MERGER CONSIDERATION

        SHARES OF NORWEST COMMON STOCK. Except with respect to fractional shares as described below and shares as to which dissenters' rights have been exercised, if the Reorganization Agreement is approved and the Merger becomes effective, you will be entitled to receive shares of Norwest Common Stock in exchange for shares of FNB Common Stock owned by you. The number of shares of Norwest Common Stock you will be entitled to receive will be determined by multiplying the exchange ratio by the number of shares of FNB Common Stock owned by you immediately prior to the Merger.

        The exchange ratio will be determined in accordance with the formula set forth in paragraph 1(a) of the Reorganization Agreement. The formula provides that the exchange ratio will equal the "Adjusted Norwest Shares" divided by the number of shares of FNB Common Stock outstanding immediately prior to the Effective Time of the Merger. The Adjusted Norwest Shares number is based on the "Norwest Measurement Price," which is defined as the average of the closing prices of a share of Norwest Common Stock, as reported on the NYSE during the 20 trading day period ending on the last trading day before the Special Meeting. Under the terms of the Reorganization Agreement, the maximum number of shares of FNB Common Stock that may be outstanding immediately prior to the Effective Time of the Merger is 29,953 shares. (paragraph 2(c)) In addition, FNB is prohibited under the Reorganization Agreement from redeeming or purchasing shares of FNB Common Stock without the consent of Norwest. (paragraph 4(b)) As a result, for purposes of applying the formula, you may assume that there will be 29,953 shares of FNB Common Stock outstanding immediately prior to the Effective Time of the Merger.

        The Adjusted Norwest Shares number (and thus the exchange ratio) will be determined as follows:

    (1) If the Norwest Measurement Price is equal to or greater than $40.25, then the Adjusted Norwest Shares will be 304,472. In this case, the exchange ratio would equal 304,472 divided by 29,953, or 10.165.

    (2) If the Norwest Measurement Price is equal to or less than $36.25, then the Adjusted Norwest Shares will be 338,069. In this case, the exchange ratio would equal 338,069 divided by 29,953, or 11.287.

    (3) If the Norwest Measurement Price is less than $40.25 and more than $36.25, then the Adjusted Norwest Shares will be the number obtained by dividing $12,255,000 by the Norwest Measurement Price. Thus, for example, if the Norwest Measurement Price is $38, the Adjusted Norwest Shares would be $12,255,000 divided by 38, or 322,500. In this example, the exchange ratio would equal 322,500 divided by 29,953, or 10.767.

The closing price of a share of Norwest Common Stock on the effective date of the Merger may be higher or lower than the Norwest Measurement Price.

        CASH IN LIEU OF REMAINING FRACTIONAL SHARES. In the event the aggregate number of shares of Norwest Common Stock you are entitled to receive in the Merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the NYSE for each of the five trading days immediately preceding the Effective Time of the Merger. (paragraph 1(c))

BACKGROUND OF AND REASONS FOR THE MERGER

        Since the early 1990s, FNB management has monitored developments in bank acquisitions in New Mexico, along with developments in the banking industry generally. During this time, members of the FNB Board became concerned that industry trends toward competition, consolidation and the increased use of technology could combine to erode FNB's customer base. In 1994, a representative of Norwest's then existing operation in New Mexico contacted management of FNB, stating that Norwest had an interest in establishing a presence in the markets served by the Bank and inquiring whether FNB had any interest in being acquired by Norwest. While FNB was not interested in pursuing discussions at that time, this inquiry confirmed that competition from larger financial institutions utilizing increasingly sophisticated technology would be a factor in the future in FNB's markets.

        Subsequent to 1994, FNB continued to monitor bank acquisition activity in New Mexico, identifying and investigating in an informal way the institutions that served New Mexico. At the same time, FNB continued to observe anecdotal evidence of the increasing competition in the banking industry, and the need for significant investments in technology to provide the products and services necessary to obtain and retain customers. In January 1996, the Chairman met with FNB's traditional legal and accounting advisors to discuss FNB's future. As a result of these discussions, the FNB Board determined that it was time to investigate whether a merger with a larger institution would be in the best interests of its shareholders. Based on its informal investigations, senior management of FNB had formed the belief that a stock-for-stock transaction with Norwest afforded the best opportunity for the FNB shareholders. If a satisfactory arrangement could be negotiated with Norwest, FNB believed that it would be in the interests of its shareholders to manage the acquisition process affirmatively, rather than to wait for a second approach from Norwest or an offer from another acquiror. Accordingly, in February 1996 the Chairman contacted the Norwest representative who had previously contacted FNB to ascertain whether Norwest would still be interested in discussing the acquisition of FNB. The Norwest representative responded affirmatively, and undertook to begin the process.

        The acquisition process proceeded deliberately, and while it was ongoing FNB considered whether approaching other potential acquirors would reduce the time necessary to complete a transaction and result in a comparable value to shareholders. After considering the other institutions active in New Mexico, including transactions completed by these parties and the price and liquidity of their common equity securities, FNB concluded that a transaction with Norwest, if it could be completed, would be preferable to a transaction with other potential acquirors. Accordingly, FNB determined to continue its negotiations with Norwest.

        In August 1996, a Norwest representative indicated to FNB a willingness to discuss a cash merger transaction valued at $12,500,000. After due consideration, FNB indicated its disappointment with the both the form and amount of consideration, as well as the taxable nature of the transaction. Following further negotiations, Norwest's representative tendered a proposal in September 1996 to acquire FNB for 340,000 shares of Norwest Common Stock. As a result, FNB and Norwest eventually signed a nonbinding letter of intent providing for the acquisition of FNB for shares of Norwest Common Stock containing the price ranges (or "collars") eventually included in the Reorganization Agreement. During November 1996 Norwest completed its due diligence examination of FNB and the Bank and thereafter submitted several draft agreements for review by FNB and its legal and accounting advisors, which included certain modifications based on the results of Norwest's review. The negotiation process concluded on January 17, 1997 with the execution of the Reorganization Agreement.

        In reaching its decision to approve the terms of the Reorganization Agreement, the FNB Board considered a number of factors, including, without limitation, the following:

        1. The familiarity of the FNB Board with FNB's business, operations, financial condition, earnings and prospects, and its investigation (directly and through its advisors) of similar matters concerning Norwest.

        2. The current and prospective economic environment and competitive constraints facing FNB, including specifically the superior products and services which larger competitors could offer to customers and the need for substantial investments by FNB in technology to compete with such competitors.

        3. The limited alternatives available to FNB and the relation of the price to be received by the FNB shareholders in the Merger to the FNB Board's view of the value of these limited alternatives, as well as the timing and likelihood of actually receiving, and the risks associated with pursuing, such alternatives.

        4. The expectation that the receipt of the Norwest Common Stock generally will be a tax-free transaction to the FNB shareholders, allowing them to defer the recognition of this gain.

        5. The FNB Board's evaluation of the risks to the consummation of the Merger, including the risks associated with obtaining all necessary regulatory approvals without the imposition of terms or conditions which would fail to satisfy the conditions to the consummation of the Merger.

        6. The increased liquidity that the Norwest Common Stock would provide to current FNB shareholders.

        In its deliberations, the FNB Board did not assign any specific weights to these or any other factors.

        Based on the foregoing and other factors, the FNB Board concluded that the Merger is in the best interests of FNB and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF FNB UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE REORGANIZATION AGREEMENT.

DISSENTERS' RIGHTS

        Shareholders of FNB are entitled to exercise dissenters' rights under Sections 53-15-3 and 53-15-4 of the NMBCA. Shareholders electing to demand the appraisal of their shares may not vote in favor of the Merger and must deliver a written objection to the Merger to FNB at its principal executive offices either before the date of the Special Meeting or before the taking of the vote on the Merger at the Special Meeting. By properly executing a proxy card with no voting instructions indicated thereon, a shareholder will vote in favor of the approval and adoption of the Reorganization Agreement and, accordingly, will not be entitled to exercise dissenters' rights in connection with the Merger. If the Merger is approved, a shareholder who did not vote in favor of the Merger may, within ten days after the date on which the vote on the Merger is taken, make written demand on FNB, as the surviving corporation, for payment of the fair value of the shareholder's shares in cash. Such demand will be sufficient if it reasonably informs FNB of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shareholder's shares. Because a proxy or vote against the Merger will not constitute such a demand, a separate written demand is required. Failure to comply with these procedures, including without limitation the failure to demand payment within ten days following approval of the Merger Agreement by the FNB shareholders, will cause the shareholder to lose his dissenters' rights with respect to such shares.

        Within ten days after the Effective Time of the Merger, FNB will give written notice to each shareholder who has made a demand for appraisal of the effectiveness of the Merger and will make a written offer to each such shareholder to pay for such shares at a specified price deemed by FNB to be the fair value of the shares. The notice and offer must be accompanied by FNB's balance sheet as of the last available date (but no more than 12 months prior to the making of the offer) and a profit and loss statement for the 12-month period ended on the date of the balance sheet. If, within 30 days after the Effective Time of the Merger, the shareholder and FNB reach an agreement as to the fair value of the shareholder's shares, FNB will remit the fair value payment agreed upon to the shareholder within 90 days after the Effective Time of the Merger and upon surrender of the certificates representing such shares. If FNB and the shareholder do not agree upon the fair value of the shareholder's shares within such 30-day period, then, within 30 days after receipt of written demand from any dissenting shareholder which is given within 60 days after consummation of the Merger, FNB shall, or at FNB's election at any time within such 60-day period FNB may, file a petition in any court of competent jurisdiction in the county where FNB's registered office is located (the "Court"), asking that the Court determine the fair value of the shares. If FNB fails to file such a petition, any shareholder demanding appraisal rights may do so on FNB's behalf. All shareholders asserting appraisal rights will be made parties to any court action filed to determine such fair value. No demand for appraisal may be withdrawn without the consent of FNB. If a demand is withdrawn with the consent of FNB, the shareholder's status will be restored and he will participate in the Merger in accordance with its terms.

        At a hearing on a petition for appraisal, the Court may, in its discretion, appoint one or more appraisers to receive evidence and to recommend a decision on the question of fair value. The appraisers shall have such power and authority as may be specified in the order of their appointment. The fair value of the shares is to be determined exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The fair value of the shares, as determined by the Court, together with interest, if any, will be required to be paid by FNB to all dissenting holders of FNB Common Stock who have complied with Section 53-15-4.

        The Court will assess the costs and expenses of such proceeding, including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts, against FNB, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their failure to accept FNB's offer of payment was arbitrary, vexatious, or otherwise not in good faith. The Court may award fees of counsel and experts in amounts the Court finds reasonable against FNB if the determined fair value of the shares materially exceeds the amount offered by FNB or if FNB fails to make a required offer.

        Upon receiving a demand for payment from a dissenting shareholder, FNB is required to make an appropriate notation in its shareholder records. Within 20 days of demanding payment for such shareholder's shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. The failure of a shareholder to do so shall, at the option of FNB, terminate such shareholder's right to seek appraisal of the shares unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs.

        From and after the Effective Time of the Merger, no shareholder who has demanded appraisal rights will be entitled to vote such shareholder's shares of FNB Common Stock for any purpose or to receive payment of dividends or other distributions on such stock.

        Any demands, notices, or other documents required to be sent to FNB should be sent to FNB at the address at the forepart of this Proxy Statement-Prospectus.

        THE FOREGOING SUMMARY OF DISSENTERS' RIGHTS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURE OUTLINED IN THE RELEVANT PROVISIONS OF THE NMBCA, WHICH ARE REPRODUCED IN THEIR ENTIRETY AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. FURTHERMORE, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES DESCRIBED ABOVE, ANY SHAREHOLDER WISHING TO EXERCISE THE RIGHT TO AN APPRAISAL MAY WISH TO CONSULT WITH COUNSEL.

SURRENDER OF CERTIFICATES

        Promptly following the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each holder of record of shares of FNB Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

 SHAREHOLDERS OF FNB SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

        Upon surrender to the Exchange Agent of one or more certificates for FNB Common Stock together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any remaining fractional share (without interest). A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

        All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time of the Merger will be paid to the former shareholders of FNB entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of FNB Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE MERGER

        CONDITIONS TO THE OBLIGATIONS OF NORWEST AND FNB. The obligations of both Norwest and FNB to effect the Merger are subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Reorganization Agreement, waiver of a number of conditions, including, among others, the following: (i) the approval of the Reorganization Agreement by the requisite vote of FNB's shareholders; (ii) the receipt of all requisite regulatory approvals; (iii) the receipt by FNB of an opinion of counsel to FNB regarding certain federal income tax effects of the Merger; (iv) absence of any order issued by any court or governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Merger; and
(v) the effectiveness of the Registration Statement. See "-- Certain U.S. Federal Income Tax Consequences." (paragraph 6)

        CONDITIONS TO THE OBLIGATION OF FNB. The obligation of FNB to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Reorganization Agreement, waiver of certain additional conditions, including, among others, the following: (i) the performance by Norwest in all material respects of the agreements made by Norwest in the Reorganization Agreement and the truthfulness in all material respects of the representations made by Norwest in the Reorganization Agreement; (ii) the approval for listing on the NYSE and CHX of the shares of Norwest Common Stock to be issued in the Merger and (iii) the absence of any occurrence or circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operation or business of Norwest and its subsidiaries taken as a whole (other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates). (paragraph 7)

        CONDITIONS TO THE OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Reorganization Agreement, waiver of certain additional conditions, including, among others, the following: (i) the performance by FNB in all material respects of the agreements made by FNB in the Reorganization Agreement and the truthfulness in all material respects of the representations made by FNB in the Reorganization Agreement; (ii) the absence of any condition or requirement in any approval, license or consent relating to FNB or the Bank that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest; (iii) at any time since January 17, 1997 (the date of the Reorganization Agreement) the total number of shares of FNB Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share equivalents constitute FNB Common Stock) of all warrants, options, conversion rights (including equity securities convertible into FNB Common Stock), phantom shares or other share equivalents shall not have exceeded 29,953; (iv) Norwest shall have entered into written employment agreements with H. Barton Jones and Craig L. Cosner containing terms reasonably acceptable to the parties thereto; and (v) the absence of any occurrence or circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operation or business of FNB and its subsidiaries taken as a whole (other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates). (paragraph 8)

        See paragraphs 6, 7 and 8 of the Reorganization Agreement for additional conditions to the Merger becoming effective.

REGULATORY APPROVALS

        The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act and by the Director of Financial Institutions Division of the Regulation and Licensing Department of the state of New Mexico. Norwest has filed applications with these authorities requesting approval of the Merger; however, there can be no assurance that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval.

        The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

        Norwest and FNB are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Merger. See "--Conditions to the Merger" and "--Termination of Reorganization Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

        BY FNB. FNB and the Bank are each required to maintain their corporate existence in good standing, maintain the general character of their business and conduct their business in the ordinary and usual manner. In addition, without the prior written consent of Norwest, neither FNB nor the Bank may (a) renew any existing loan or extend any additional credit to its established customers for an amount in excess of $500,000; (b) establish any new customer borrowing relationship in excess of $100,000; (c) enter into any material agreement, contract, commitment or capital improvement exceeding $25,000 (other than banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Reorganization Agreement);
(d) make any investments except in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (e) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock; (f) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; (g) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (1) prior to the Effective Time of the Merger FNB may declare and pay semi-annual dividends on FNB Common Stock, in accordance with applicable law and regulation, not to exceed $4.00 per share per semi-annual period, or a quarterly equivalent thereto; provided, however that shareholders of FNB shall be entitled to a dividend on FNB Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the closing of the Merger occurs, and (2) any dividend declared by the board of directors of the Bank in accordance with applicable law and regulation; (h) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of FNB; or (i) increase the compensation of any director, officer or executive employee of FNB, except pursuant to existing employment agreements, compensation plans and practices. (paragraph 4)

        BY NORWEST. Norwest is required to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (paragraph 5)

        See paragraphs 4 and 5 of the Reorganization Agreement for additional restrictions on the conduct of business by FNB and Norwest pending the Merger.

COMPETING TRANSACTIONS

        FNB and the Bank, and their respective directors, officers, representatives and agents, are prohibited under the Reorganization Agreement from directly or indirectly soliciting, authorizing the solicitation of, or entering into any discussions with any third party concerning any offer or possible offer to (i) purchase (A) any shares of common stock, (B) any option or warrant to purchase shares of common stock, (C) any security convertible into shares of common stock or (D) any other equity security of FNB or the Bank; (ii) make a tender or exchange offer for any shares of common stock or other equity security of FNB or the Bank; (iii) purchase, lease or otherwise acquire the assets of FNB or the Bank except in the ordinary course of business; or (iv) merge, consolidate or otherwise combine with FNB or the Bank. If any third party makes an offer or inquiry to FNB or the Bank concerning any of the foregoing, FNB or the Bank, as applicable, is required to promptly disclose such offer or inquiry (including the terms thereof) to Norwest. (paragraph 4(h))

CERTAIN ADDITIONAL AGREEMENTS

        FNB. FNB has also agreed under the Reorganization Agreement to (i) if requested by Norwest, amend, effective as of the Effective Time of the Merger, certain employee benefit plans of FNB and the Bank; (ii) establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary to conform FNB's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of FNB's business after the Effective Time of the Merger and, to the extent permitted by generally accepted accounting principles, provide for costs and expenses related to effecting the transactions contemplated by the Reorganization Agreement; (iii) obtain and deliver title commitments, boundary surveys and appraisals for each of its bank facilities; (iv) take all actions necessary to effect the dissolution of The First Security Trust Company under the NMBCA; and (v) use its best efforts to obtain and deliver to Norwest prior to the Effective Time of the Merger signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of FNB who may reasonably be deemed an "affiliate" of FNB within the meaning of each term used in Rule 145 of the Securities Act. (paragraph 4)

        NORWEST. Norwest has agreed under the Reorganization Agreement to (i) take certain action to maintain FNB's directors' and officers' liability insurance policies in effect as of the date of the Reorganization Agreement; and
(ii) for a period of up to 15 days prior to the Closing, permit FNB and its representatives to examine the books, records and properties of Norwest and to interview officers, employees and agents of Norwest. For more information concerning the directors' and officers' liability insurance policies, see "INFORMATION ABOUT FNB AND THE BANK--Management of FNB--Interests of Management and Others in Certain Transactions."

        For information concerning additional agreements and covenants of FNB and Norwest, see paragraphs 4 and 5 of the Reorganization Agreement.

TERMINATION OF REORGANIZATION AGREEMENT

        Subject to the satisfaction of certain notice requirements, either Norwest or FNB may terminate the Reorganization Agreement at any time prior to the Effective Time of the Merger, whether before or after approval of the Reorganization Agreement by FNB's shareholders, pursuant to the mutual written consent of each party or upon the occurrence or existence of either of the following events or conditions: (i) the Merger has not become effective by September 30, 1997, unless such failure of the Merger to become effective is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Reorganization Agreement; or (ii) any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 10)

AMENDMENT OF REORGANIZATION AGREEMENT

        The Reorganization Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Reorganization Agreement by FNB's shareholders, provided that, after the Reorganization Agreement is approved by FNB's shareholders, no amendment may be made to the

Reorganization Agreement that changes in a manner adverse to FNB's shareholders the consideration to be received by FNB's shareholders in the Merger. (paragraph
10)

WAIVER OF PERFORMANCE OF OBLIGATIONS

        Either party to the Reorganization Agreement may, by a signed writing, give any consent, take any action with respect to the termination of the Reorganization Agreement or otherwise, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 10)

EFFECT ON EMPLOYEE BENEFIT PLANS

        The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of FNB shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. The eligible employees of FNB shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Time of the Merger. FNB's employees will generally continue to participate in welfare and retirement plans maintained by FNB until entering Norwest's plans. FNB employees will receive credit for past service with FNB for the purpose of satisfying any eligibility and vesting periods under certain, but not all, of Norwest's benefit plans. FNB employees will not be subject to any pre-existing condition exclusions when entering a Norwest welfare benefit plan, except for the Norwest Long Term Care Plan. (paragraph 9)

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        This description of certain U.S. federal income tax considerations with respect to the Merger is included solely for the information of FNB shareholders. No information is provided with respect to the consequences of any applicable state, local, or foreign tax laws. Applicability of the alternative minimum tax and other tax consequences of the Merger to an FNB shareholder will depend upon the individual situation of such shareholder. Furthermore, special tax considerations may apply to FNB shareholders who are insurance companies, securities dealers, financial institutions, and foreign persons. Therefore, EACH FNB SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

        It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by Norwest or FNB as a result of the Merger; (ii) no gain or loss will be recognized by holders of FNB Common Stock upon the receipt of Norwest Common Stock in exchange for FNB Common Stock pursuant to the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in common stock;
(iii) the aggregate adjusted tax basis of the shares of Norwest Common Stock received by the holders of FNB Common Stock surrendered in exchange therefor will be equal to the tax basis of such shareholder's shares of FNB Common Stock (reduced by the amount allocable to fractional share interests for which cash is received); and (iv) the holding period of the shares of Norwest Common Stock received by the holders of FNB Common Stock will include the holding period of the FNB Common Stock, provided the shares of FNB Common Stock were held as a capital asset as of the Effective Time of the Merger.

        FNB does not intend to apply for a ruling from the IRS with respect to the federal income tax consequences of the Merger. Instead, it intends to rely on the opinion of its legal counsel. Consummation of the Merger is conditioned upon receipt by FNB of the opinion of Bracewell & Patterson, L.L.P., Houston, Texas, dated as of the closing date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the principal federal income tax consequences of the Merger under current law will be as set forth in items (ii)-(iv) above. An opinion of counsel is not binding upon the IRS or the courts. The tax opinion will be based upon certain factual assumptions and upon certain representations and assurances made by FNB. The tax opinion will not address the consequences of the Merger on FNB shareholders under applicable state or local income tax laws.

        One of the requirements for tax-free reorganization treatment is that shareholders of the acquired corporation acquire a substantial and continuing interest in the acquiring corporation. The tax opinion received by FNB will be based on the assumption that the shareholders of FNB have no plan or intention at the time of the Merger to sell or otherwise dispose of an amount of Norwest Common Stock to be received in the Merger that would reduce their aggregate ownership of Norwest Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50% of the total value of FNB Common Stock outstanding immediately prior to the Merger. For purposes of such determination, shares of FNB Common Stock that are exchanged for cash or other property, or surrendered by FNB shareholders exercising dissenters' appraisal rights, or exchanged for cash in lieu of the issuance of fractional shares of Norwest Common Stock, will be treated as outstanding shares of FNB Common Stock immediately prior to the Merger.

        Holders of FNB Common Stock who participate in the Merger and who receive cash in lieu of a fractional share of Norwest Common Stock will be treated as having received such cash in redemption of such fractional share interest. Each such shareholder must determine his or her taxable gain or loss on such redemption. The amount of gain or loss will be the difference between the cash received and the basis of the fractional share interest surrendered. Provided the FNB Common Stock and the fractional share interest were held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such fractional share interest was greater than one year.

        Holders of FNB Common Stock who do not participate in the Merger and who receive cash pursuant to the exercise of dissenters' rights must consult with their individual tax advisors to determine the correct income tax treatment of such amount. Such tax treatment will depend upon the individual situation of such holders; receipt of cash on exercise of dissenters' rights could either constitute (i) a taxable proceed from the sale of FNB Common Stock or (ii) a dividend distribution received on account of such stock.

        Shareholders of FNB stock who receive Norwest Common Stock pursuant to the Merger will receive certain rights to acquire Norwest preferred stock under certain circumstances. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" for a list of the documents containing information concerning the preferred stock purchase rights. Based upon the current ruling position of the IRS, such rights will not constitute other property the receipt of which will be taxable to such shareholders.

        FNB shareholders should also be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction.

Thus, loan transactions between parties, compensation arrangements, noncompete agreements, consulting agreements, and other transactions could be reviewed by the IRS and be determined to constitute taxable income to specific parties to the Merger or could be a basis for assertion that reorganization treatment is not appropriate for the Merger. Furthermore, if the IRS were to establish as to some FNB shareholders that part of the Norwest Common Stock received in the Merger is severable from the Merger, resulting in a proportionally increased equity interest being received in the Merger by other FNB shareholders, FNB shareholders whose equity interests were deemed to be constructively increased by the Merger may be treated as having received a taxable stock dividend. THUS, NOTWITHSTANDING THE TAX OPINION, SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER.

        Under Section 3406 of the Code, FNB shareholders may be subject to "backup withholding" at the rate of 31% on "reportable payments" to be received by them if they fail to furnish their correct taxpayer identification numbers or for certain other reasons. Norwest will report to these persons and to the IRS for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments.

        The Code also imposes an alternative minimum tax and excise taxes on certain types of transactions. Applicability of such taxes is usually controlled, in whole or in part, by other matters unrelated to the Merger or by the unique characteristics of the particular taxpayer. ACCORDINGLY, FNB SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS IF THEY ARE OR MIGHT BE SUBJECT TO SUCH TAXES.

RESALE OF NORWEST COMMON STOCK

        The shares of Norwest Common Stock issuable to shareholders of FNB upon the Merger becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of FNB or Norwest, as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of FNB who are deemed to be "affiliates" of FNB may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of FNB generally include individuals or entities that control, are controlled by or are under common control with, FNB and may include the executive officers and directors of FNB as well as certain principal shareholders of FNB. In the Reorganization Agreement, FNB has agreed to use its best efforts to obtain and deliver prior to the Effective Time of the Merger signed representations by each executive officer, director or shareholder of FNB who may reasonably be deemed an affiliate of FNB that such affiliate will not sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. (paragraph 4(k)) This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of FNB.

STOCK EXCHANGE LISTING

        The Reorganization Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon the Merger becoming effective. Consummation of the Merger is conditioned on the authorization for listing of such shares on the NYSE and CHX. (paragraph 6)

ACCOUNTING TREATMENT

        Norwest will account for the acquisition of FNB using the purchase method of accounting. For that reason, the consideration to be paid in the Merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time of the Merger and the results of FNB's operations will be included in Norwest's results of operation from and after the Effective Time of the Merger.

        The unaudited pro forma data included in this Proxy Statement-Prospectus for the Merger have been prepared using the purchase method of
accounting.   See "SUMMARY--Comparative Per Common Share Data."

EXPENSES

        Except as otherwise provided in the Reorganization Agreement, Norwest and FNB will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel.

                          COMPARISON OF RIGHTS OF HOLDERS OF
                       FNB COMMON STOCK AND NORWEST COMMON STOCK

        The following is a comparison of certain rights of holders of FNB Common Stock with the rights of holders of Norwest Common Stock. It is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the laws and documents discussed below. Additional information concerning the rights of holders of Norwest Common Stock is provided in Norwest's current report on Form 8-K filed with the Commission on May 1, 1996 and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

GENERAL

        FNB is incorporated under the laws of New Mexico. The rights of FNB's shareholders are currently governed by the New Mexico Business Corporation Act (the "NMBCA") and by FNB's articles of incorporation and bylaws (respectively, the "FNB Articles" and "FNB Bylaws"). Norwest is incorporated under the laws of Delaware. The rights of Norwest's stockholders are governed by the Delaware General Corporation Law (the "DGCL") and by Norwest's certificate of incorporation and bylaws (respectively, the "Norwest Certificate" and "Norwest Bylaws"). If FNB's shareholders approve the Reorganization Agreement and the Merger becomes effective, shareholders of FNB will become stockholders of Norwest. For that reason, after the Effective Time of the Merger, their rights will be governed by the DGCL and the Norwest Certificate and Norwest Bylaws.

        The NMBCA uses the term "shareholder" to refer to a holder of capital stock of a New Mexico corporation. The DGCL uses the term "stockholder" to refer to a holder of capital stock of a Delaware corporation. Accordingly, this Proxy Statement-Prospectus uses the term shareholder to refer to a holder of FNB Common Stock and the term stockholder to refer to a holder of Norwest Common Stock.

CAPITAL STOCK

        FNB. The FNB Articles authorize the issuance of 100,000 shares of common stock, par value $1.00 per share, and no shares of preferred stock. As of the Record Date, 29,953 shares of FNB Common Stock were issued and outstanding. Since no shares of preferred stock are authorized, issued or outstanding by FNB as of the date of this Proxy Statement-Prospectus, no class or series has any preference over the FNB Common Stock with respect to dividends and distributions upon the liquidation of FNB.

        NORWEST. The Norwest Certificate currently authorizes the issuance of 500,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. Norwest's stockholders have approved an amendment to the Norwest Certificate to increase the authorized shares of Norwest Common Stock to 1,000,000,000 shares. For a description of the Norwest Common Stock and certain rights and restrictions relating thereto and for certain information concerning Norwest preferred stock and preference stock, see Norwest's current report on Form 8-K filed on May 1, 1996 and Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated June 29, 1993. Copies of these documents may be obtained as provided in the section entitled "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

DIRECTORS

        FNB. The FNB Bylaws provide for a board of directors of ten members of at least 18 years of age, subject to decrease to as few as five members and increase to as many as 25 members upon the affirmative vote of a majority of the members of the board of directors. Directors are elected at the annual meeting of the shareholders of FNB by the affirmative vote of a majority of a quorum and hold office until the next annual meeting of shareholders and thereafter until a successor has been elected and qualified. Directors are removable with or without cause by the vote of the holders of a majority of the shares entitled to vote in an election of directors at a meeting of shareholders called expressly for that purpose. Vacancies in the FNB Board are filled by the affirmative vote of the remaining directors, though less than a quorum, and the person so elected serves the unexpired term of his predecessor. The FNB Articles require that directors be elected by cumulative voting.

        NORWEST. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving for a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 16. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

        FNB. Generally, under the NMBCA, amendments to articles of incorporation require the affirmative vote of the holders of a majority of the shares entitled to vote on the proposed amendment. Where class voting is required by the NMBCA, approval requires the affirmative vote of the holders of both a majority of the shares of each class entitled to vote on the proposed amendment and a majority of the total shares entitled to vote thereon. The FNB Bylaws provide that the board of directors may alter, amend, or repeal the FNB Bylaws, in whole or in part, from time to time.

        NORWEST. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders.

SHAREHOLDER APPROVAL OF MERGERS AND ASSET SALES

        In addition to being subject to the laws of New Mexico and Delaware, respectively, as discussed below, both FNB and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions. See "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST."

        FNB. Except as described below, the affirmative vote of a majority of the outstanding shares of FNB Common Stock entitled to vote thereon (unless any class of shares is entitled to vote thereon as a class, in which event approval of a majority of the shares entitled to vote as a class and of the total shares entitled to vote thereon) is required to approve an amendment to the FNB Articles, a merger or consolidation involving FNB, a sale, lease, exchange or other disposition of all or substantially all of FNB's assets outside the normal course of business or the voluntary dissolution of FNB. Approval of a merger or sale of assets transaction by the shareholders at a meeting thereof requires that notice be given in the manner provided in the NMBCA and the FNB Bylaws at least 20 days prior to the date of the meeting. No vote of shareholders is required, however, with respect to a merger in which FNB is the surviving corporation and owns at least 90% of the merged corporation's shares prior to the merger.

        NORWEST. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (i) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

APPRAISAL RIGHTS

        FNB. Under the NMBCA, shareholders of FNB are entitled to exercise dissenters' rights and obtain payment of the fair value of their shares in cash if FNB engages in certain transactions. The transactions which give rise to dissenters' rights under New Mexico law are (i) mergers and consolidations to which the corporation is a party (unless the shareholders of the surviving corporation are not entitled to a vote with respect thereto); (ii) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of business, including a sale in dissolution, but excluding a sale pursuant to a court order or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year of the sale; (iii) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired; (iv) any amendment to the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholders by altering or abolishing a preferential right of the shares, creating, altering or abolishing a redemption or sinking fund right in respect of the shares, or excluding or limiting the right of any holder of such to shares to vote on any manner, or to cumulate his votes; and (v) any other corporate action for which the articles of incorporation, bylaws, or a resolution of the board of directors provides for a right to dissent. See the more detailed discussion under the caption "THE MERGER--Dissenters' Rights."

        NORWEST. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders. For these reasons, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

SPECIAL MEETINGS

        FNB. Under the NMBCA, a special meeting of FNB's shareholders may be called by the President, the FNB Board, the holders of not less than ten percent of all of the shares entitled to vote at the meeting and such other persons as may be authorized by the articles of incorporation or bylaws. The FNB Bylaws permit special meetings of shareholders to be called by the persons authorized by the NMBCA to call such meetings, and do not authorize any additional persons to call such meetings.

        NORWEST. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President or a majority of the Norwest Board. As such, holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

DIRECTORS DUTIES

        FNB. Under the NMBCA, a director is required to perform his or her duties as a director in good faith, in a manner he or she believes to be in or not opposed to the best interests of the corporation, and with such care as an ordinarily prudent person would use under similar circumstances in a like position. The NMBCA further provides that in determining what is in or not opposed to the best interests of the corporation, a director must consider the interests of the corporation's shareholders and may consider (i) the interests of the corporation's employees, suppliers, creditors, and customers; (ii) the economy of the state and the nation; (iii) the impact of any action upon the communities in or near which the corporation's facilities or operations are located; and (iv) the long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation.

        NORWEST. Unlike the NMBCA, the DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision equivalent to the New Mexico statute specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

ACTION WITHOUT A MEETING

        FNB. Under the NMBCA and the FNB Bylaws, any action required or permitted to be taken at a meeting of the FNB Board (including a committee thereof) or shareholders of FNB may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the directors (or committee members), or all of the shareholders entitled to vote with respect to the subject matter thereof, as the case may be. Such consent has the effect as a unanimous vote of the Board (or the committee thereof) or the shareholders, as applicable. Action by less than unanimous consent of the Board or the shareholders is not permitted under the NMBCA or the FNB Bylaws.

        NORWEST. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

LIMITATION OF DIRECTOR LIABILITY

        FNB. Unlike the DGCL, the NMBCA does not contain any provisions limiting or eliminating the liability of the directors of a New Mexico corporation for monetary damages for a breach by a director of his fiduciary duty as a director.

        NORWEST. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        FNB. Under the NMBCA and the FNB Bylaws, a director of FNB is not liable for any action taken as a director or for any failure to take any action if he or she performed the duties of a director's office in good faith, with the care an ordinarily prudent person in a similar position would exercise under similar circumstances, and in a manner the director believes to be in the best interests of the corporation.

        Under the NMBCA and the FNB Bylaws, FNB may indemnify its officers and directors made a party to any proceeding, whether civil or criminal, from any judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees, if such person was made a party to the action by reason of the fact that he or she was an officer or director of FNB and he or she conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official capacity with FNB, that his or her conduct was in the best interests of FNB; (ii) in all other cases, that his or her conduct was at least not opposed to FNB's best interests; and (iii) in the case of criminal proceedings, that he or she had no reasonable cause to believe the conduct was unlawful.

        No indemnification is available where the officer or director is adjudged liable to FNB or in which the officer or director has been adjudged liable on the basis that he or she improperly received a personal benefit. If the FNB Board is of the opinion, reasonably based on the facts, circumstances, and outcome of the proceeding, that the director has been wholly successful, on the merits or otherwise, in the defense of the proceeding, then indemnification of the director for reasonable expenses incurred in the proceeding is mandatory. A court of appropriate jurisdiction, upon application of the director, may order indemnification if the court determines that the director has been wholly successful in the defense of the proceeding or if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the statutory standards of conduct or has been liable for receiving an improper personal benefit. If the action was by or in the right of FNB (a "derivative action"), indemnification is only available for any reasonable expenses incurred.

        The FNB Bylaws provide that expenses incurred in defending any action may be paid by FNB in advance of the final disposition of such action upon receipt of an undertaking by a director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified. The indemnification provided by the FNB Bylaws is substantially similar to the indemnification provisions in the NMBCA.

        NORWEST. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

        The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

        Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

        The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

DIVIDENDS

        In addition to restrictions imposed under New Mexico and Delaware law, respectively, as discussed below, FNB and Norwest are subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST."

        FNB. Under the NMBCA, FNB's Board of Directors may authorize and FNB may pay dividends to its shareholders, provided that no such distribution of dividends may be made if, after giving effect thereto, either (i) FNB would be unable to pay its debts as they become due in the usual course of its business or (ii) FNB's total assets would be less than the sum of its total liabilities and the amount payable, in any liquidation, in respect of all shares having liquidation preference.

        NORWEST. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

CORPORATE GOVERNANCE PROCEDURES; NOMINATION OF DIRECTORS

        FNB. Unlike the Norwest Bylaws, the FNB Bylaws do not contain any advance notice requirements or other information procedures to be followed in order to nominate a person to serve as a director or to propose an item of business for consideration at a meeting of FNB shareholders.

        NORWEST. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

                          INFORMATION ABOUT FNB AND THE BANK

GENERAL

        FNB is a one-bank holding company registered under the Bank Holding Company Act. FNB was incorporated and organized as a New Mexico business corporation in 1986 for the purpose of acquiring the Bank and the First National Bank of Santa Rosa, which acquisition was completed in 1986. The First National Bank of Santa Rosa was merged into the Bank in 1993. FNB's principal executive offices are located at 302 South First Street, Tucumcari, New Mexico 88401, and its telephone number at that address is (505) 461-3602.

        The Bank is a national banking association chartered in 1901, which has its principal place of business at 302 South First Street, Tucumcari, New Mexico 88401. It has branches located in the towns of Santa Rosa and Las Vegas, New Mexico. The Bank's market area consists primarily of areas located principally within Quay, San Miguel, and Guadalupe counties, New Mexico, and to a lesser extent parts of Harding, Curry and DeBaca counties. The Bank had total assets of approximately $92.2 million at December 31, 1996. The Bank is a full service, independent community bank which provides a full range of commercial banking services, including traditional deposit services and commercial, interim construction, consumer, home improvement, real estate, agricultural, and industrial loans.

REGULATION AND SUPERVISION

        As a bank holding company, FNB is subject to regulation by and files quarterly reports with the Federal Reserve Board. The Federal Reserve Board is authorized to conduct examinations of FNB and any of its subsidiaries. The Federal Reserve Board may also exercise cease and desist powers over bank holding companies and their nonbank affiliates if their actions represent unsafe or unsound practices or violations of law.

        The Bank and its operations are affected by various restrictions and requirements under the laws of the United States and the State of New Mexico. Under these generally applicable federal and state restrictions and requirements, the Bank must maintain reserves against deposits and is restricted with respect to the nature and amount of loans which it may make, the interest that it may charge on those loans and the conditions under which it may pay dividends on its capital stock.

PROPERTIES

        FNB conducts its operations in the Bank's principal offices located at 302 South First Street, Tucumcari, New Mexico. The principal asset of FNB is the common stock of the Bank. As a bank holding company, FNB conducts its operations through its subsidiary, the Bank.

        The Bank owns its principal executive offices and main banking facility in Tucumcari, New Mexico, as well as its branch location in Santa Rosa, New Mexico. It leases its branch in Las Vegas from Furr's Supermarkets, Inc. under a five-year lease expiring in 2001. Set forth below is certain information regarding the principal properties of FNB and the Bank:

                                                     Approximate
Location                Address                    Square Footage  Date Opened
-------------------------------------------------------------------------------
Tucumcari, N.M.         302 South First Street          30,000          1974
Las Vegas, N.M.         206 Mills Avenue                   598          1996
Santa Rosa, N.M.        490 Corona Avenue                7,500          1980

        The Bank's main banking facility consists of a single structure located in Tucumcari, New Mexico. The main facility is a 30,000 square foot structure which houses the Bank's lending and teller operations, accounting, computer, and electronic data processing facilities, as well as the executive offices of the Bank and FNB. The branch in Las Vegas is located inside a Furr's supermarket. The Santa Rosa branch is a single-story building. In addition to its banking facilities, FNB owns an 4,080 square foot warehouse in Tucumcari used for storage.

COMPETITION

        The Bank experiences competition in both attracting deposits and lending funds. Competition in lending comes principally from other commercial banks, credit unions, savings and loan associations, the farm credit system, and various regional and national brokerage firms offering alternative financial products in the Bank's market area. To a lesser extent, the Bank competes with mortgage companies and insurance companies. Competition for deposits comes principally from other commercial banks, savings and loan associations, and credit unions. The primary factors in competing for deposits among these institutions are interest rates paid on accounts and extent of services offered.

LEGAL PROCEEDINGS

        The nature of the Bank's business causes it to be involved in routine legal proceedings from time to time. Management of the Bank believes that there are no pending or threatened legal proceedings which, upon resolution, would have a material adverse effect on the financial condition or results of operation of the Bank.

MARKET INFORMATION AND DIVIDENDS

        MARKET INFORMATION; SHAREHOLDERS

        There has been no public market for the shares of FNB Common Stock. As of the date of this Proxy Statement-Prospectus, there are issued and outstanding 29,953 shares of FNB Common Stock, held by approximately 42 holders of record.

        DIVIDENDS

        During 1996 and 1995 FNB declared annual dividends on FNB Common Stock totaling $8.00 per share. The amount of dividends that FNB is permitted to pay is limited by the supervisory policy of the Federal Reserve Board.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF FNB

        Set forth below are the names and addresses of, and the number of shares and the percentage of outstanding shares beneficially owned as of the record date for the Special Meeting by, each holder of record who owns of record, or who is known by FNB to be the beneficial owner of, more than five percent of the outstanding shares of FNB Common Stock. The FNB Common Stock is the only class of equity security of FNB outstanding. Each shareholder named below has sole voting and investment power with respect to the shares shown in the table, unless otherwise indicated.

        Name and address              Amount and Nature of
      of Beneficial Owner             Beneficial Ownership      Percent of Class
      -------------------             --------------------      ----------------

H.  Barton Jones
302 South First Street
Tucumcari, NM 88401                         14,091(a)                 47%

Gregory W. Jones
302 South First Street
Tucumcari, NM 88401                         5,951(b)                  19.9%

Yetta Hoover Bidegain
P.O. Box 865
Tucumcari, NM 88401                         2,427(c)                  8.1%

Phillip Bidegain
P.O. Box 865
Tucumcari, NM  88401                        1,548 (d)                 5.2%


        (a) Includes 12,591 shares held directly by Mr. Jones and 1,500 shares held by the Maxine A. Jones Estate Trust, of which Mr. Jones serves as co-trustee and as to which he shares voting and dispositive power. Excludes 1,348 shares held by Mr. Jones' spouse, as to which he disclaims beneficial ownership.

        (b) Excludes 10 shares held by Mr. Jones' spouse, as to which he disclaims beneficial ownership.

        (c) Includes (i) 1,548 shares held by Ms. Bidegain and her spouse as co-trustees under a trust agreement dated October 20, 1989, as to which Ms. Bidegain shares voting and dispositive power, and (ii) 879 shares held by T-4 Cattle Company, a general partner in which Ms. Bidegain serves as general partner.

        (d) Represents shares held by Mr. Bidegain and his spouse as co-trustees under a trust agreement dated October 20, 1989. Mr. Bidegain shares voting and dispositive power with respect to these shares with his spouse. Excludes 879 shares held by T-4 Cattle Company, a general partnership in which Mr. Bidegain's spouse serves as general partner, as to which Mr. Bidegain disclaims beneficial ownership.

        Set forth below are the numbers of shares of FNB Common Stock held by each director and executive officer, and by all directors and executive officers as a group of FNB, as of the record date for the Special Meeting. For information concerning the positions of such persons with FNB see "-- Management of FNB." Each shareholder named below has sole voting and investment power over the shares shown in the table unless otherwise indicated.

                                      Amount and Nature of
                                           Beneficial
                Name                        Ownership           Percent of Class
                ----                        ---------           ----------------
   H. Barton Jones                          14,091(a)                  47.0%
   Craig L. Cosner                             670(b)                  2.2%
   Phillip Bidegain                          1,548(c)                  5.2%
   Pelagio Campos                                  75                  *
   Pete Campos                                     10                  *
   E. Bruce Thomas                                225                  *
   Gregory W. Jones                          5,951(d)                  19.9%
   Robert J. McClelland                         10(e)                  *
   Judy Aragon                                     10                  *
   Stephen W. Bower                               197                  *
   Directors and executive officers
   as a group (11 persons)                     22,787                  76.1%


---------------------------
* Less than one percent.

               (a) Includes 12,591 shares held directly by Mr. Jones and 1,500 shares held by the Maxine A. Jones Estate Trust, of which Mr. Jones serves as co-trustee and as to which he shares voting and dispositive power. Excludes 1,348 shares held by Mr. Jones' spouse, as to which he disclaims beneficial ownership.

               (b) Mr. Cosner shares voting and dispositive power with respect to these shares with his spouse.

               (c) Represents shares held by Mr. Bidegain and his spouse as co-trustees under a trust agreement dated October 20, 1989. Mr. Bidegain shares voting and dispositive power with respect to these shares with his spouse. Excludes 879 shares held by T-4 Cattle Company, a general partnership in which Mr. Bidegain's spouse serves as general partner, as to which Mr. Bidegain disclaims beneficial ownership.

               (d) Excludes 10 shares held by Mr. Jones' spouse, as to which he disclaims beneficial ownership.

               (e) Represents shares held by Mr. McClelland and his spouse as co-trustees under a trust agreement dated October 20, 1979. Mr. McClelland shares voting and dispositive power with respect to these shares with his spouse.

MANAGEMENT OF FNB

        BOARD OF DIRECTORS

        The following table sets forth information as of the Record Date concerning the members of the Board of Directors of FNB:

Name                  Age           Position with FNB and Business Experience
--------------------------------------------------------------------------------
H. Barton Jones        54           Chairman of the Board of Directors, Chief
                                    Executive Officer and President of FNB and
                                    Chairman of the Board of Directors and Chief
                                    Executive Officer of the Bank for more than the last five years.

Craig L. Cosner        47           Executive Vice President and a Director of
                                    FNB and President and a Director of the Bank for more than the last five years.

E. Bruce Thomas        50           Senior Vice President, Secretary-Treasurer
                                    and Director of FNB and Senior Vice
                                    President, Cashier and a Director of the Bank for more than the last five years.

Phillip Bidegain       73           Director of FNB and the Bank. For more than
                                    the last five years, General Manager of the T-4 Cattle Company located in Quay County,
                                    New Mexico.

Judy Aragon            45           Director, Assistant Secretary and Loan
                                    Review Officer of FNB and Director, Senior
                                    Vice President and Loan Review Officer of the Bank for more than the last five years.

Pelagio Campos         79           Director of FNB and the Bank. For more than
                                    the last five years, an independent rancher in Guadalupe County, New Mexico.

Pete Campos            43           Director of FNB and the Bank. For more than
                                    the last five years, Assistant
                                    Superintendent, Las Vegas, New Mexico city school system and State Senator.

Robert J. McClelland   65           Director of FNB and the Bank. For more than
                                    the last five years, a pharmacist in
                                    Tucumcari, N.M.

Stephen W. Bowen       80           Director of FNB and the Bank. For more than
                                    the last five years, an attorney in
                                    Tucumcari, N.M.

Gregory W. Jones       30           Director and Vice President of FNB; and
                                    Director of the Bank for more than the last five years.

Mr. H. Barton Jones is the father of Mr. Gregory Jones.

        INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

        In considering the recommendation of the FNB Board of Directors with respect to the Reorganization Agreement, shareholders should be aware that certain executive officers and directors of FNB have certain interests in the Merger that are in addition to the interests of the shareholders of FNB generally. The FNB Board of Directors was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement.

        Pursuant to the Reorganization Agreement, Norwest has agreed, among other things, to (i) indemnify FNB's directors and executive officers for any claims arising out of the Merger, (ii) for a period of three years after the Effective Time of the Merger, use its best efforts to continue in force FNB's existing directors' and officers' liability insurance for pre-closing claims arising out of occurrences prior to the Effective Time of the Merger, provided that the cost to do so does not exceed 125% of the pre-closing cost of such insurance, and (iii) ensure that all rights to indemnification in FNB's Articles of Incorporation and Bylaws, and in the Articles of Association and Bylaws of the Bank, as in effect prior to the merger, shall, with respect to claims arising out of occurrences prior to the Effective Time of the Merger and with respect to those persons who are covered by such provisions prior to the Effective Time of the Merger, survive the Merger and continue in full force and effect.

        Certain of the principal shareholders of FNB and the directors and executive officers of FNB and the Bank are presently customers of the Bank or are officers, directors, or shareholders of corporations, or owners of a participation or other interest in entities or ventures which currently have or in the past have had transactions with the Bank. In order to comply with regulations promulgated under the Federal Reserve Act, such transactions are required to be made in the ordinary course of business of the Bank, on substantially the same terms, including interest rate, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons not affiliated with the Bank or FNB, and should not involve more than the normal risk of collectability or present other unfavorable features. The aggregate indebtedness to the Bank of its and FNB's principal shareholders, executive officers, and directors, and their affiliates, directly or indirectly, as of February 28, 1997, was $1,491,381 or approximately 15.3% of shareholders' equity at such date.

        No loans to any director or executive officer of FNB or the Bank or any of the respective "associates" of such person are past due, on non-accrual, restructured, considered a potential problem loan, or classified as substandard, doubtful, or loss by regulatory examiners.

        As of the record date, the directors and executive officers of FNB owned approximately 22,787 shares of FNB Common Stock, representing 76.1% of such class. Such shares will be converted into shares of Norwest Common Stock in the Merger on the same basis as the shares of FNB Common Stock held by the other FNB shareholders. Each of the directors and executive officers of FNB has separately indicated his intention to vote in favor of the Merger.

        Employment Agreements. It is a condition to the obligations of Norwest to consummate the transactions contemplated by the Reorganization Agreement that Messrs. Barton Jones and Craig Cosner execute and deliver employment agreements with Norwest containing terms and conditions satisfactory to Norwest.

        Mr. Jones has entered into an Employment and Non-Competition Agreement with Norwest and the Bank dated as of January 30, 1997, which provides for Mr. Jones' employment by Norwest as Chairman and Chief Executive Officer of the Bank for a one year period effective the date immediately following the closing of the acquisition. Mr. Jones will receive a salary of $99,100 per year during the term of the agreement, and will be eligible to participate in all Norwest benefit plans available to regular employees of Norwest in similar positions, other than the Norwest Corporation Severance Pay Plan. The agreement terminates on the earlier of the expiration of the one year term, or employee's death, voluntary resignation or termination by Norwest for fraud, dishonesty or the violation of Norwest's Code of Ethics. The agreement provides that, at the end of its stated term, Mr. Jones will be paid a separation payment of $75,000 payable in two equal installments, the first at the end of the employment term and the second nine months thereafter. The separation payment is made in consideration of Mr. Jones' agreement that for a period of 18 months after the end of the employment term he will not, by himself or through others, directly or indirectly engage in the business of banking within the counties of Quay, Guadalupe, Harding, Curry and San Miguel, New Mexico, including but not limited to (i) engaging in the commercial banking or thrift business, (ii) aiding or assisting anyone in engaging in the commercial banking or thrift business, (iii) reestablishing or reopening any business similar to the business of Norwest or its successor, (iv) in any manner becoming interested directly or indirectly, as employee, owner, partner, shareholder, director, officer or otherwise, in a commercial banking or thrift business (excluding stock ownership of less than five percent in public corporations), (v) disclosing any confidential or proprietary information regarding any customer or prospective customer of Norwest or the Bank or any product, service or system thereof, (vi) soliciting any employee of Norwest or the Bank for the purpose of encouraging that employee to leave the employee of Norwest or the Bank, or (vii) attempting to divert any of the business that Norwest has a reasonable expectation of obtaining by soliciting, contacting or communicating with any customer or potential customer of Norwest or the Bank for its products or services.

        Mr. Cosner has entered into an Employment and Non-Competition Agreement with Norwest and the Bank dated as of January 30, 1997, which provides for Mr. Cosner's employment by Norwest as President and Chief Operating Officer of the Bank for a one year period effective the date immediately following the closing of the acquisition. Mr. Cosner will receive a salary of $90,000 per year during the term of the agreement, and will be eligible to participate in all Norwest benefit plans available to regular employees of Norwest in similar positions, other than the Norwest Corporation Severance Pay Plan. The agreement terminates on the earlier of the expiration of the one year term, or employees' death, voluntary resignation or termination by Norwest for fraud, dishonesty or the violation of Norwest's Code of Ethics. The agreement provides that, at the end of its stated term, Mr. Cosner will be paid a separation payment of $50,000 payable in two equal installments, the first at the end of the employment term and the second six months thereafter. The separation payment is made in consideration of Mr. Cosner's agreement that for a period of 12 months after the end of the employment term he will not, by himself or through others, directly or indirectly engage in the business of banking within the counties of Quay, Guadalupe, Harding, Curry and San Miguel, New Mexico, including but not limited to (i) engaging in the commercial banking or thrift business, (ii) aiding or assisting anyone in engaging in the commercial banking or thrift business, (iii) reestablishing or reopening any business similar to the business of Norwest or its successor, (iv) in any manner becoming interested directly or indirectly, as employee, owner, partner, shareholder, director, officer or otherwise, in a commercial banking or thrift business (excluding stock ownership of less than five percent in public corporations), (v) disclosing any confidential or proprietary information regarding any customer or prospective customer of Norwest or the Bank or any product, service or system thereof, (vi) soliciting any employee of Norwest or the Bank for the purpose of encouraging that employee to leave the employee of Norwest or the Bank, or

(vii) attempting to divert any of the business that Norwest has a reasonable expectation of obtaining by soliciting, contacting or communicating with any customer or potential customer of Norwest or the Bank for its products or services.

        Settlement of Salary Continuation Agreements. In 1985, the Bank entered into Salary Continuation Agreements with nine of its officers requiring the payment of additional compensation by the Bank to such employees or their designated beneficiaries for a period of time after employee's retirement from active service with the Bank, or termination of such employment by reason of the employee's death. The agreements provided for a fixed benefit based on the officer's salary at that time, to be paid over a ten year period. These nine employees include Messrs. Barton Jones, Craig Cosner and Bruce Thomas, Ms. Judy Aragon and Ms. Patsy Gresham, each of whom is either a director or executive officer of FNB. The Reorganization Agreement requires that FNB, as soon as practicable after execution of the Reorganization Agreement, but in any event prior to closing, offer each FNB officer or employee who is a party to an outstanding Salary Continuation Agreement with FNB or the Bank the opportunity to terminate such agreement in consideration of the receipt of a cash payment equal to the present value of the Salary Continuation Agreement calculated using a discount rate reasonably acceptable to Norwest. As required by the Reorganization Agreement, FNB has offered to the nine employees who are parties to such agreements the sum of $373,004 in the aggregate in termination of such agreements, with such termination to be effective, and such payment to be due, contemporaneously with the consummation of the Merger. Of such amount, Messrs. Barton Jones, Cosner and Thomas, and Ms. Aragon and Ms. Gresham, were offered $139,086, $69,809, $66,520, $17,392 and $29,841, respectively, to terminate their Salary Continuation Agreements, and each of them has accepted such offer and entered into a Termination Agreement with FNB and the Bank providing for such payment. All of the remaining officers have also accepted the offer to terminate their Salary Continuation Agreements.

                 FNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                          CONDITION AND RESULTS OF OPERATION

GENERAL

    The following is FNB management's discussion and analysis of the significant factors affecting FNB's results of operations and financial condition. This should be read in conjunction with FNB's audited and unaudited consolidated financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

    FNB, a one bank holding company headquartered in Tucumcari, New Mexico, derives substantially all of its revenues and income from the operation of its wholly-owned subsidiary, the Bank. The Bank is a full service, independent community bank that provides a full range of commercial banking services. See "INFORMATION ABOUT FNB AND THE BANK--General." References to the operations of FNB include the operations of the Bank, unless the context otherwise requires.

    FNB's earnings depend primarily on the Bank's net interest income, the difference between the income earned on the Bank's loans and investments and the interest paid on its deposits. Among the factors affecting net interest income are the type, volume and quality of the Bank's assets, the type and volume of its deposits, and the relative sensitivity of the Bank's interest earning assets and its interest bearing deposits to changes in interest rates. See "--Certain Selected Statistical Information-- Average Balance Sheets and Average Yields Earned and Rates Paid." In addition, the Bank's income is significantly affected by the fees it receives from other banking services, by its required provisions for loan losses and by the level of its operating expenses. All aspects of the Bank's operations are affected generally by market, economic and competitive conditions, particularly those in Eastern New Mexico.

FINANCIAL CONDITION

    Total assets increased by $3,047,275, or 3.4%, during 1996 to $92,200,520 at December 31, 1996 following an increase of $1,475,878 or 1.7%, during 1995 to $89,153,245 at December 31, 1995. The increase in 1996 was primarily the result of opening the Las Vegas, New Mexico branch and an increase in deposits of $2,613,877 and net earnings of $635,096. The increase in 1995 was primarily the result of an increase in deposits of $313,000 and net earnings of $779,782.

    Loans increased approximately 2.8% during 1996 by $1,635,223 to $59,655,309 at December 31, 1996, and increased $748,438 during 1995 to $58,020,286 at December 31, 1995. The increase in loans during 1996 was primarily the result of new loans in Las Vegas, New Mexico. The increase in loans in 1995 was primarily attributable to increases in demand for all classes of loans.

    Investment securities decreased during 1996 by $969,554, or 5.4%, to $17,047,817 at December 31, 1996 and increased $3,400,037, or 23.3%, during 1995 to $18,017,371 at December 31, 1995. The increases during 1995 occurred primarily in securities of the U.S. Treasury, U.S. Government Agencies and state and political subdivisions. The decrease during 1996 was primarily used to fund an increase in loans to customers and is largely attributable to the opening of the Las Vegas branch and strong loan demand. The 1995 increase was funded by a decrease in federal funds sold.

    For other information relating to FNB's financial condition, see "--Certain Selected Statistical Information."

RESULTS OF OPERATIONS

    Net interest income is the primary source of income for FNB and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to the Banks' depositors on interest bearing accounts. The "interest rate spread" is the difference in the average annual interest rate received by the Bank on its interest earning assets and the average annual interest rate paid by the Bank on its interest bearing liabilities. The "net interest margin" is the quotient obtained by dividing net interest income by average earning assets, and thus takes into account any imbalance between the volume of interest earning assets when compared to the volume of interest bearing liabilities, which is not considered in the calculation of interest rate spread. Where net interest margin exceeds interest rate spread, it usually means that the volume of interest earning assets (such as loans) exceeds the volume of interest bearing liabilities (such as interest bearing deposits).

    COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

    EARNINGS PERFORMANCE

    FNB earned net income of $635,096 in 1996 and $779,782 in 1995. The 18.6% decrease in net income of $144,686 in 1996 compared to 1995 is attributable to increases in non-interest expenses and income taxes of $326,723 (or 8.9%) and $130,850 (or 58.2%), respectively, partially offset by a 4.9% increase in net interest income of $191,585 and a 16.0% increase in non-interest income of $138,307. The increase in income taxes in 1996 was attributable to the recording of a deferred tax asset during 1995 resulting from the unrealized loss on investments included in stockholders' equity and changes in other timing differences. Non-interest expenses increased principally because of the startup costs of opening the Las Vegas, New Mexico branch.

    The consolidated return on average assets was .7% in 1996 compared to .9% in 1995. Return on average stockholders' equity was 7.2% in 1996 compared to 9.3% in 1995. The decline in these ratios was primarily attributable to the decreases in net income discussed in the preceding paragraph. On a per share basis, net income for the years 1996 and 1995 was $21.20 and $26.03, respectively.

    The following is a condensed summary of the statements of operations:

                            CONDENSED SUMMARY OF OPERATIONS
                                (DOLLARS IN THOUSANDS)


                                                                       % Increase/
                                                                       (Decrease)

                                                  1996       1995     1995 to 1996
                                                  ----       ----     ------------
               Net interest income             $  4,110       3,918        4.9%
               Provision for loan losses            107          90       18.9
               Non-interest income                  999         861       16.0
               Non-interest expense               4,011       3,684        8.9
               Income taxes                         356         225       58.2

               Net income                           635         780      (18.6)

    NET INTEREST INCOME

    FNB's net interest income is affected by changes in yields earned on interest earning assets and rates paid on interest bearing deposits and other borrowed funds, referred to as "rate change." It is also affected by changes in the amount and mix of interest earning assets and interest bearing liabilities, referred to as "volume change."

    The following table is provided to show the percentage of change in interest income and expense from significant interest-bearing assets and liabilities:

                                  NET INTEREST INCOME
                                (DOLLARS IN THOUSANDS)


                                                                       Percentage
                                                                        increase

                                                1996        1995      1995 to 1996
                                             ----------- ------------ --------------

           Interest income:

              Loans                          $   5,619       5,413         3.8%
              Investment securities              1,063       1,033         2.9
              Federal funds sold and other         183         167         9.6
                                             ---------   ---------
                   Total interest income         6,865       6,613         3.8
                                             ---------   ---------
           Interest expense:
              Deposits                           2,755       2,695         2.2
                                             ---------   ---------
                   Total interest expense        2,755       2,695         2.2
                                             ---------   ---------
           Net interest income               $   4,110       3,918         4.9
                                             =========   =========


    The following table presents average asset and liability balances and percentage changes:

                           AVERAGE ASSET/LIABILITY BALANCES
                                (DOLLARS IN THOUSANDS)


                                                                       Percentage
                                                                        increase

                                                                       (decrease)

                                                  1996       1995     1995 to 1996
                                                ---------- ---------- --------------
           Loans                                $58,838       57,646       2.1%
           Investment securities                 17,533       16,317       7.5
           Federal funds sold                     1,475        3,075     (52.0)
                                                -------    ---------
              Total average interest earning

           assets                               $77,846       77,038       1.0
                                                =======    =========
           Deposits

              Non-interest-bearing              $15,632       16,093      (2.9)
              Interest-bearing                   65,210       63,285       3.0
                                                -------    ---------
              Total average interest-bearing
           deposits                             $65,210       63,285       3.0
                                                =======    =========

    The following table shows the average interest yield on interest-earning assets and the average interest rate paid on interest-bearing liabilities:

                                 INTEREST RATE SPREAD


                                                                 1996         1995
                                                                ------        ----
           Average yield earned:

                   Loans                                         9.55%        9.39
                   Investment securities                         6.07         6.33
                   Federal funds sold                            5.15         4.94
                                                                 ----         ----
                          Total interest-earning assets          8.82         8.56
           Average rates paid:
                   Interest-bearing deposits                     4.23         4.26
                                                                 ----         ----
                          Total interest-bearing

           liabilities                                           4.23         4.26
                                                                 ----         ----
           Interest rate spread                                  4.59         4.30
                                                                 ====         ====

    The following table shows the net yield on interest-earning assets:

                                  NET INTEREST MARGIN

                                                           Year Ended December 31,

                                                        -------------------------------
                                                           1996            1995
                                                           ----            ----
             Average yield earned                          8.82%            8.56
             Interest expense to average earning
             assets                                        3.54             3.50
                                                           ----             ----
                Net interest margin                        5.28             5.09
                                                           ====             ====

    Net interest income increased from $3,918,408 in 1995 to $4,109,993 in 1996, an improvement of 4.9%. During the year ended December 31, 1996, interest rates in the United States were generally stable.

    Total interest income increased to $6,865,439 or 3.8% in 1996 as compared to $6,613,484 in 1995. Earning asset yields were increased slightly to 8.82% in 1996 from 8.56% in 1995. The higher net interest income was also attributable to a 2.1% increase in average loans to $58,838,000 in 1996, compared to $57,646,000 in 1995. See "--Certain Selected Statistical Information" for information regarding FNB's average balances during the two years ended December 31, 1996 and 1995.

    Total interest expense in 1996 of $2,775,446 increased 2.2% from $2,695,076 in 1995. This increase was attributable primarily to an increase in average interest-bearing liabilities of $1,925,000 in 1996 from 1995. The interest rate paid on interest bearing deposits remained essentially unchanged from 1995 to 1996.

        PROVISION FOR LOAN LOSSES

    The provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against the allowance and recoveries on charged-off loans are credited to the allowance. FNB's provision for loan losses was $107,005 and $90,000 in 1996 and 1995, respectively. See "--Comparison of the Years Ended December 31,1996 and 1995--Earnings Performance." Net loans charged off were $89,176 and $64,778 in 1996 and 1995, respectively.

    The allowance for loan losses as a percentage of loans was .92% at December 31,1996 and at December 31, 1995.

    NON-INTEREST INCOME

    The following table presents a summary of non-interest income and percentage changes:

                                  NON-INTEREST INCOME
                                (DOLLARS IN THOUSANDS)



                                              Year Ended December 31,      % Increase/
                                              -----------------------      (Decrease)
                                                1996         1995         1995 to 1996
                                                ----         ----         ------------
     Service charges on deposit accounts        $720           591             21.8%
     Other service charges and fees              197           196               .5
     Earnings from life insurance owned           62            67             (7.5)
     Dividends                                    11             7             57.1
     Capital gain distribution from
     securities     available for sale             9            --             --
                                              ------        ------

             Total                              $999           861             16.0%
                                                ====           ===

    The Bank's principal source of non-interest income is service charges on deposit accounts. Other sources are dividends from life insurance policies owned by the Bank, dividends, and a variety of other service charges and fees, including safe deposit box rental and printed check sales.

    Non-interest income increased 16.0% to $998,985 in 1996 compared to $860,679 in 1995. The increase in 1996 was primarily due to an increase in service charges on deposit accounts.

        NON-INTEREST EXPENSE

    The following table presents a summary of non-interest expenses and percentage changes:

                                 NON-INTEREST EXPENSE
                                (DOLLARS IN THOUSANDS)


                                             Year Ended December 31,    % Increase/
                                             -----------------------     (Decrease)
                                                1996         1995       1995 to 1996
                                                ----         ----       ------------
     Salaries and employee benefits             $2,151        1,949           10.4%
     Depreciation and amortization                 348          286           21.7
     Postage and office supplies                   317          336           (5.7)
     Equipment rentals and maintenance             163          158            3.2
     Occupancy                                     156          125           24.8
     Legal and professional                        119           84           41.7
     Data processing                                98           79           24.1
     Communication                                  97           59           64.4
     Business development                           81           91          (11.0)
     Trust company operations, net of
     revenues                                       73           57           28.1
     FDIC and regulatory fees                       38          123          (69.1)
     Other                                         370          337            9.8
                                               -------      -------
             Total                              $4,011        3,684            8.9
                                                ======        =====

    Total non-interest expense increased 8.9% to $4,010,877 in 1996, compared to $3,684,154 in 1995. These increases were largely attributable to increases in salaries and benefits and professional fees related to the opening of the Las Vegas bank. FDIC insurance assessments decreased to $37,898 in 1996 from $122,978 in 1995. The decrease was primarily due to decreased premium rates and examination timing in these periods.

    INCOME TAXES

    FNB is subject to Federal and New Mexico income taxes which fluctuate from period to period with fluctuations in FNB's earnings performance. Income taxes, as a percentage of net income before income taxes, increased from 22.4% in 1995 to 35.9% in 1996 due to the recording of a deferred tax asset during 1995 resulting from the unrealized loss on investments included in stockholders' equity and changes in other timing differences.

    STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

    In February 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. During 1995,

FNB adopted SFAS 109. The change in method of accounting for income taxes had no significant effect except for the recording of a deferred tax asset as described above.

    The Financial Accounting Standards Board has issued Statement 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan" and Statement 118 ("SFAS 118"), "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These Statements apply to all creditors and all loans, including those that are restructured in troubled debt restructurings with a modification of terms. Excluded are large groups of homogeneous loans with small balances that are evaluated collectively, loans measured at fair value or at the lower of cost or fair value, leases and debt securities. SFAS 114 and SFAS 118 require loans to which they apply, to be measured at the discounted amounts of their expected future cash flows using the loan's effective interest rate or at the observable market price or the fair value of the collateral for collateral dependent loans. The Statements are effective for fiscal years beginning after December 15, 1994. The adoption of SFAS 114 and SFAS 118 by the Bank during 1995 had no significant effect.

    Effective January 1, 1994, FNB adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, beginning on January 1, 1994, pursuant to FNB's investment policy, certain securities are designated to be available for sale and are reported at estimated fair value (based on quoted market prices). Net unrealized gains and losses on such securities are not included in earnings, but are reported, net of income taxes, as a separate component of stockholders' equity. On January 1, 1994, FNB recorded a decrease of $291,222 in stockholders' equity. At December 31, 1996 the stockholders' equity component for net unrealized loss on securities available for sale was $223,683. The remaining securities are deemed to be held to maturity, and are reported at amortized cost. On December 31, 1996 net unrealized gains on securities held to maturity were approximately $61,355. The $223,683 net decrease in stockholders' equity discussed above and the $61,355 net unrealized appreciation of held to maturity securities as of December 31, 1996 was largely attributable to changes in market interest rates.

    FUNDING SOURCES AND LIQUIDITY MANAGEMENT

    FNB relies primarily on the Bank for its source of cash to pay its operating expenses and to pay dividends. During 1995 and 1996, FNB paid annual dividends at the rate of $8.00 per share, which aggregated to $239,624 per year. The cash flow from the Bank to FNB comes in the form of dividends. At December 31, 1996, FNB estimates that the Bank has excess accumulated earnings of approximately $3,500,000 available for distribution, subject to regulatory approval and other applicable requirements.

    The assets of the Bank are primarily funded through the use of borrowings in the form of deposits. The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The primary sources of asset liquidity consist of federal funds, maturing loans and investment securities.

    The Bank's funds management committee is charged with the responsibility of maintaining an adequate level of liquidity and managing the risks associated with interest rate changes while sustaining stable growth in net interest income. The Bank's basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest-bearing liabilities.

    CAPITAL MANAGEMENT OF THE BANK

    Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Under the rules effective December 31, 1995, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital) which must be at least 4.0% of risk-weighted assets, and a minimum level of total capital of at least 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of Tier 1 capital, certain debt instruments and a portion of the allowance for loan losses.

    The Bank's actual risk-based capital requirement and excess risk-based capital at December 31, 1996 (dollars in thousands) are summarized as follow:

                                                              December 31, 1996
                                                              -----------------

                                                          Amount          Percent(1)
                                                          ------          ---------
    Tier 1 Capital                                         $9,223            14.89
    Allowable portion of allowance for loan losses            551              .89
    Total risk-based capital                                9,774            15.78
    Risk-based capital requirement                          4,954             8.00
    Excess risk based capital                               4,820             7.78

---------
   (1) Percentage based on risk-weighted assets of $61,922,000 at December 31, 1996.

    As a supplement to the risk-based capital guidelines, the Federal Reserve Board has also adopted a minimum ratio of Tier I capital to total average assets known as the Tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base. This regulation has established a minimum level of Tier 1 capital to total assets of 4.0%. The actual Tier 1 leverage ratio of the Bank was 15.78%, at December 31, 1996.

    INFLATION

    Management has considered the effects and potential effects of inflation on its past and future operations and earnings performance. Inflation has not had in recent years, nor is it expected to have in the foreseeable future, a significant effect on the Company's operations or earnings performance.

CERTAIN SELECTED STATISTICAL INFORMATION

    The following tables set forth certain comparative information with respect to FNB's operations during the periods or as of the dates indicated.

    The following table sets forth the carrying value of securities held by FNB:

                                      SECURITIES
                                (DOLLARS IN THOUSANDS)


                                                               December 31,
                                                              -------------
                  Investment Type                            1996         1995
                                                             ----         ----
 U.S. Treasury and agencies                               $12,499       13,453
 State and political subdivisions                           3,404        3,363
 Mortgage-backed securities                                    34           43
 Mutual fund of U.S. Treasury and Federal agencies          1,111        1,158
                                                          -------      -------

 Total                                                    $17,048       18,017
                                                          =======      =======

    The following table sets forth certain statistical information and should be read in conjunction with the consolidated financial statements of FNB:

            AVERAGE BALANCE SHEETS AND AVERAGE YIELDS EARNED AND RATES PAID
                                (DOLLARS IN THOUSANDS)

                                              Years ended December 31,

                              ----------------------------------------------------------
                                          1996                         1995
                              ----------------------------------------------------------
                                                  Average                      Average
                               Average            yield/    Average            yield/

           Assets              balance  Interest   rate     balance  Interest   rate

----------------------------------------------------------------------------------------
Loans                          $58,838     5,619    9.55%   $57,646    $5,413    9.39%
Investment securities           17,533     1,063    6.07     16,317     1,033    6.33
Federal funds sold               1,475       157    5.15      3,075       152    4.94
                              --------  --------    ----   --------  --------    ----
        Total earning assets    77,846     6,839    8.82     77,038     6,598    8.56
Allowance for loan losses        (542)        --   --         (520)        --   --
Cash and due from banks          6,919        26   --         5,860        15   --
Other assets                     6,453        --   --         6,037        --   --
                              --------  --------           --------  --------   --
               Total Assets    $90,676     6,865    8.82    $88,415     6,613    8.56
                              ========  ========    ====   ========  ========    ====
Liabilities and Stockholders'
Equity
Non-interest-bearing deposits  $15,632        --   --       $16,093        --   --
Interest-bearing deposits       65,210     2,755    4.23%    63,285     2,695    4.26%
Other liabilities                1,022        --   --           825        --   --
Stockholders' Equity             8,812        --   --         8,212        --   --
                              --------  --------   --      --------  --------   --
Total liabilities and
stockholders' equity           $90,676    $2,775    4.23%   $88,415     2,695    4.26%
                              ========  ========    =====  ========  ========    ====
Net interest income                       $4,110                        3,918
                                        ========                     ========
Interest rate spread (a)                            4.59                         4.30
                                                    ====                         ====
Net interest margin (b)                             5.28                         5.06
                                                    ====                         ====


-----------------------------

(a) The net interest spread is the difference between the average rate on total interest-earning assets and interest-bearing liabilities.

(b) The net interest margin is net interest income divided by average interest-earning assets.

    The following table reflects the contractual maturity distribution of each security category and the approximate weighted-average yield at December 31, 1996:

                     MATURITY DISTRIBUTION OF INVESTMENT PORTFOLIO
                                (DOLLARS IN THOUSANDS)


                                                              Maturing
                                       --------------------------------------------------------

                                       In one
                                       year     After    After                       Weighted
                                       or        1-5     5-10      After              Average
Investment Type                         less    years    years    10 years   Total    Yield%
-------------------------------------- ------- --------- -------- --------- -------- ----------
U.S. Treasury securities               $   --      999       --       --        999     5.99%
U.S. governmental agency securities       500   11,000       --       --     11,500     6.12
State and political subdivisions
        Tax exempt                        500    2,179      496       --      3,175     4.84(1)
        Taxable                             5       34       37      153        229    10.39
Mortgage-backed securities                 --        6       28       --         34     8.46
Mutual funds                            1,111       --       --       --      1,111     6.76
                                       ------  -------   ------   ------    -------     ----
               Total                   $2,116   14,218      561      153     17,048     6.43
                                       ======  =======   ======   ======    =======     ====


(1)     Represents a federal tax equivalent yield of 7.41%.

    The following table classifies loans by major category as of December 31, 1995 and 1996:

                                LOAN PORTFOLIO ANALYSIS
                                (DOLLARS IN THOUSANDS)

                                                       December 31,

                                                 -------------------------
                                                  1996          1995
             --------------------------------- ------------ -------------
             Commercial business                $11,623        17,792
             Agricultural                         8,064         6,660
             Real Estate:

                     Commercial                   9,350         8,029
                     Residential                 15,243        12,843
                     Farm and ranch               3,327         2,187
             Commercial paper, net                3,388         3,355
             Consumer                             8,660         7,154
                                               --------         -----
                            Total Loans         $59,655        58,020

    The following table presents maturities and sensitivities of loans to changes in interest rates as of December 31, 1996:

         MATURITY DISTRIBUTION AND INTEREST RATE SENSITIVITY OF LOAN PORTFOLIO
                                (DOLLARS IN THOUSANDS)


                                                        After
                                        One year         1-5           After
                                         of less        years         5 years        Total
 ------------------------------------ -------------- ------------- -------------- -------------
 Maturities
     Commercial business and
         Agricultural                 $    3,926           9,700         6,061         19,687
     Real Estate                           5,472          13,816         8,632         27,920
     Commercial paper                        522           1,764         1,102          3,388
     Consumer                              1,973           4,115         2,572          8,660
                                      ----------     -----------   -----------    -----------
                Total                     11,893          29,395        18,367         59,655
                                      ==========     ===========   ===========    ===========
 Sensitivities

     Amount of loans due after five
         years which have

 Predetermined

         interest rates                       --              --         1,609          1,609
         Floating/adjustable rates            --              --        16,758         16,758
                                      ----------     -----------   -----------    -----------
                Total                         --              --        18,367         18,367
                                      ==========     ===========   ===========    ===========


    The following table sets forth certain information regarding FNB's nonaccrual, restructured and past due loans as of December 31, 1996 and 1995:

                      NONACCRUAL, RESTRUCTURED AND PAST DUE LOANS
                                (DOLLARS IN THOUSANDS)

                                                        December 31,
                                                 --------------------------
                                                     1996          1995
                                                     ----          ----
                   Nonaccrual loans                  $135          142
                   Restructured loans                  --           --
                   Loans past due 90 days or
                   more and still accruing            224          153
                                                ---------    ---------
                                                     $359          295
                                                =========    =========

    The impact on interest income for the years ended December 31, 1996 and 1995 for nonaccrual and restructured loans was approximately $15,000 and $-0-, respectively.

    The following table sets forth an allocation of the allowance for loan losses as of December 31, 1995 and 1996:

                        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                                (DOLLARS IN THOUSANDS)


                                                           December 31,
                                                           ------------
                                               1996                          1995
                                               ----                          ----
                                                    Allowance                      Allowance
                                       Loans        for loan         Loans         for loan
                                    outstanding      losses       outstanding       losses
----------------------------------------------------------------------------------------------

Commercial & Agricultural              $19,687           193         24,452              187
Real estate                             27,920            83         23,059               80
Consumer                                 8,660           275          7,154              266
Commercial paper                         3,388            --          3,355               --
                                   -----------    ----------     ----------      -----------
                                       $59,655           551         58,020              533
                                   ===========    ==========     ==========      ===========


    The following table presents a detailed analysis of FNB's allowance for loan losses as of December 31, 1995 and 1996:

                         ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                                (DOLLARS IN THOUSANDS)


                                                         Years ended December 31,
                                                      --------------------------------
                                                         1996            1995
            --------------------------------------------------------------------------
            Balance beginning of year               $          533          508
            Provision for loan losses                          107           90
                                                           -------      -------
            Charge-offs:
                Commercial and Agricultural                      5            1
                Consumer                                       127           96
                Real Estate                                     --           --
                                                         ---------    ---------
                   Total loan losses                           132           97
            Recoveries:
                Commercial and Agricultural                     15            6
                Consumer                                        28           24
                Real Estate                                     --            2
                                                        ----------    ---------
                   Total recoveries                             43           32
                                                          --------     --------
                   Net charge-offs                              89           65
                                                          --------     --------
            Balance end of year                     $          551          533
                                                           =======      =======

            Net charge-offs as a percent of
            average loans                                   .151%          .113

            Allowance for loan losses to:
                    Total loans at period-end               .92            .92
                    Net charge-offs                      619.10         820.00

            Provision for loan losses to average
            loans                                           .94            .93



    The following table sets forth the remaining maturities for time deposits of $100,000 or more as of December 31, 1996:

                     MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

                                   DECEMBER 31, 1996
                                (DOLLARS IN THOUSANDS)

                                       Three
                                       months       3-6        6-12      Over 12
                                      or less     months      months      months      Total
                                      -------     ------      ------     -------      -----
Certificates and other time
deposits                               $1,687      1,975       305        2,206       6,173
                                       ======      =====       ===        =====       =====


                             CERTAIN REGULATORY AND OTHER
                         CONSIDERATIONS PERTAINING TO NORWEST

    Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

    As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest Common Stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

        Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

        Norwest's national banking subsidiaries are regulated primarily by the Office of the Comptroller of the Currency ("OCC"). Its state-chartered banking subsidiaries are regulated primarily by the Federal Deposit Insurance Corporation ("FDIC") and applicable state banking agencies. Its savings and loan association subsidiary is regulated primarily by the Office of Thrift Supervision ("OTS"). Norwest's federally insured banking subsidiaries and savings and loan subsidiary are also subject to regulation by the FDIC.

        Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

        A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

        Under the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless it is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

        The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997). Norwest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2000.

        Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

    Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

    Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

    The OTS imposes substantially similar restrictions on the payment of dividends to Norwest by its savings and loan association subsidiary. Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

        If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

        The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

HOLDING COMPANY STRUCTURE

        Transfer of Funds from Banking Subsidiaries. Norwest's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

        Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

        Depositor Preference. The Federal Deposit Insurance Act (the "FDI Act") provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

        Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS

        Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

        The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

        Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. As of December 31, 1996, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.42% and 8.63%, respectively.

        The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. As of December 31, 1996, Norwest's leverage ratio was 6.15%.

        The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

        Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

        Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

        Effective January 1, 1998, federal bank regulatory agencies will require banking organizations that engage in significant trading activity to calculate a charge for market risk. Organizations may opt to comply effective January 1, 1997. Significant trading activity, for this purpose, means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies if the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest did not engage in significant trading activity during the year ended December 31, 1996.

        As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

        Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

        Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. As of December 31, 1996, all of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above.

        A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

        The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of (a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

        Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE

        The FDIC insures the deposits of Norwest's depository institution subsidiaries through the Bank Insurance Fund (BIF) or, in the case of deposits held by its savings and loan association subsidiary or deposits held by banking subsidiaries as a result of savings and loan associations acquired by Norwest, through the Savings Association Insurance Fund (SAIF). The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

        The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

        Deposits insured by SAIF are currently assessed at the BIF rate of zero to 27 cents per $100 of domestic deposits. The SAIF assessment rate may increase or decrease as is necessary to maintain the designated SAIF reserve ratio of 1.25% of insured deposits.

        Effective January 1, 1997, all FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. Until December 31, 1999 or when the last savings and loan association ceases to exist, whichever occurs first, depository institutions will pay approximately 6.4 cents per $100 of SAIF-assessable deposits and approximately 1.3 cents per $100 of BIF-assessable deposits.

        Subject to certain conditions, BIF and SAIF will be merged into one insurance fund effective January 1, 1999.

FISCAL AND MONETARY POLICIES

        Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities,

(b) changing the discount rates of borrowings of depository institutions,
(c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

COMPETITION

        The financial services industry is highly competitive. Norwest's subsidiaries compete with traditional financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

        The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

                                        EXPERTS

        The consolidated financial statements of Norwest and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of The First National Bankshares, Inc. and subsidiaries as of December 31, 1996 and for the year then ended included in this Proxy Statement-Prospectus are included herein in reliance on the report of Rogoff, Diamond & Walker LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                                    LEGAL OPINIONS

        A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. As of December 31, 1996, Mr. Stroup was the beneficial owner of 119,055 shares, and held options, exercisable within 60 days of December 31, 1996, to acquire 240,493 additional shares, of Norwest Common Stock.

        The material U.S. Federal income tax consequences of the Merger to FNB's shareholders will be passed upon for FNB by the law firm of Bracewell & Patterson, L.L.P., Houston, Texas.

                   MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

        Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of FNB desiring copies of such documents may contact Norwest at the addresses or phone numbers indicated under "AVAILABLE INFORMATION."

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
            OF THE FIRST NATIONAL BANKSHARES, INC. AND SUBSIDIARIES



    CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996:

Report of Independent Certified Public Accountants......................F-2

Consolidated Balance Sheet..............................................F-3

Consolidated Statement of Earnings and Retained Earnings................F-5

Consolidated Statement of Cash Flows....................................F-7

Notes to Consolidated Financial Statements..............................F-9

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1995 (UNAUDITED):

Consolidated Balance Sheet.............................................F-23

Consolidated Statement of Earnings and Retained Earnings...............F-24

Consolidated Statement of Cash Flows...................................F-25

           [LETTERHEAD OF ROGOFF, DIAMOND & WALKER LLP APPEARS HERE]



              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



      Board of Directors
      The First National Bankshares, Inc. and Subsidiaries

      We have audited the accompanying consolidated balance sheet of The First National Bankshares, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of earnings and retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First National Bankshares, Inc. and Subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                        /s/ Rogoff, Diamond & Walker LLP


      Albuquerque, New Mexico
      March 26, 1997

      [FOOTER OF LETTERHEAD OF ROGOFF, DIAMOND & WALKER LLP APPEARS HERE]

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                                  CONSOLIDATED BALANCE SHEET

                                      December 31, 1996

               ASSETS


Cash and due from banks                                                       $  7,557,309
Interest-bearing deposits with banks                                               378,683
Federal funds sold                                                               1,500,000
                                                                               -----------

               Total cash and cash equivalents                                   9,435,992

Securities held to maturity (note B)                                            15,937,178
Securities available for sale (note B)                                           1,110,639
                                                                               -----------

               Total investment securities                                      17,047,817

Loans (note C)                                                                 59,655,309
Allowance for credit losses (note C)                                              (551,317)
                                                                               -----------

               Net loans                                                        59,103,992

Interest receivable                                                              1,352,706
Other real estate owned                                                            203,607
Cash value of life insurance                                                     1,844,982
Other assets                                                                       206,505
Federal Reserve Bank stock                                                         120,000
Federal Home Loan Bank stock                                                       267,300
Premises and equipment, net (note D)                                             2,617,619
                                                                               -----------

                                                                                 6,612,719
                                                                               -----------

                                                                              $ 92,200,520
                                                                               -----------

The accompanying notes are an integral part of this consolidated financial statement.

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEET - CONTINUED

                                      December 31, 1996

               LIABILITIES AND STOCKHOLDERS' EQUITY

Non interest-bearing deposits                                                 $ 15,750,214
Interest-bearing deposits (note E)                                              66,398,961
                                                                               -----------

               Total deposits                                                   82,149,175

Accrued interest payable                                                           506,672
Income tax payable                                                                  17,000
Accrued expenses                                                                   462,051
Deferred income tax liability                                                       70,000
                                                                               -----------

               Total liabilities                                                83,204,898

COMMITMENTS AND CONTINGENCIES (notes F, H, I and J)

Common stock, $1 par value - authorized 100,000 shares,

    outstanding 29,953 shares                                                       29,953
Additional paid-in-capital                                                       1,896,800
Retained earnings                                                                7,212,552
Net unrealized loss on securities available for sale, net of

  deferred income tax asset of $80,000                                            (143,683)
                                                                               -----------

               Total stockholders' equity                                        8,995,622
                                                                               -----------

                                                                              $ 92,200,520
                                                                               -----------

The accompanying notes are an integral part of this consolidated financial statement.

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS

                                 Year ended December 31, 1996

Interest income
    Loans and commercial paper                                                $  5,618,929
    Investment securities                                                        1,063,549
    Federal funds sold and interest-bearing accounts                               182,961
                                                                               -----------

               Total interest income                                             6,865,439
    Interest expense on deposits                                                 2,755,446
                                                                               -----------

               Net interest income                                               4,109,993
    Provision for credit losses                                                    107,005
                                                                               -----------

               Net interest income after provision for credit losses             4,002,988
                                                                               -----------

Non-interest income

    Service charges on deposit accounts                                            720,066
    Other fees and service charges                                                 196,859
    Earnings from life insurance owned                                              62,206
    Dividends                                                                       10,625
    Capital gain distribution from securities
      available for sale                                                             9,229
                                                                               -----------

               Total non-interest income                                           998,985
                                                                               -----------

The accompanying notes are an integral part of this consolidated financial statement.

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                            CONSOLIDATED STATEMENT OF EARNINGS AND
                                RETAINED EARNINGS - CONTINUED

                                 Year ended December 31, 1996

Non-interest expenses
    Salaries and employee benefits                                            $  2,151,456
    Other                                                                          369,739
    Depreciation and amortization                                                  348,320
    Postage and office supplies                                                    316,953
    Equipment rentals and maintenance                                              163,061
    Occupancy                                                                      155,845
    Legal and professional                                                         119,300
    Data processing                                                                 97,649
    Communication                                                                   97,121
    Business development                                                            80,469
    Trust company operations, net of revenues of $25,628                            73,066
    FDIC assessment and regulatory examination fees                                 37,898
                                                                               -----------

               Total non-interest expenses                                       4,010,877
                                                                               -----------

               Income before income taxes                                          991,096
               Income tax expense (note G)                                         356,000
                                                                               -----------

               NET INCOME                                                          635,096

Retained earnings at beginning of year                                           6,817,080

Dividends paid                                                                     239,624
                                                                               -----------

Retained earnings at end of year                                              $  7,212,552
                                                                               ===========


The accompanying notes are an integral part of this consolidated financial statement.

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                             CONSOLIDATED STATEMENT OF CASH FLOWS

                                 Year ended December 31, 1996

Cash flows from operating activities
    Net income                                                               $     635,096
    Adjustments to reconcile net income to net cash flows
      from operating activities

        Change in provision for credit losses                                       17,829
        Depreciation and amortization                                              348,320
        Capital gain distribution from securities available for sale                (9,229)
        Interest receivable                                                        (59,988)
        Cash value of life insurance                                               (62,206)
        Other assets                                                                79,076
        Accrued interest payable                                                    78,426
        Income tax payable                                                         (41,292)
        Accrued expenses                                                           (31,232)
        Deferred income tax liability                                               80,000
                                                                              ------------

               Net cash flows from operating activities                          1,034,800
                                                                              ------------

Cash flows from investing activities

    Proceeds from maturities of investment securities                            6,550,000
    Proceeds from capital gain distribution                                          9,229
    Purchases of investment securities held to maturity                         (5,628,424)
    Purchases of Federal Home Loan Bank stock                                       (5,000)
    Net increase in loans                                                       (1,711,328)
    Purchases of premises and equipment                                           (538,837)
                                                                              ------------

               Net cash flows used in investing activities                      (1,324,360)
                                                                              ------------

The accompanying notes are an integral part of this consolidated financial statement.

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                 Year ended December 31, 1996

Cash flows from financing activities
    Demand, NOW, and IMMA deposits                                            $  2,377,708
    Time deposits                                                                  236,169
    Dividends paid                                                                (239,624)
                                                                               -----------

               Net cash flows from financing activities                          2,374,253
                                                                               -----------

Net increase in cash and cash equivalents                                        2,084,693

Cash and cash equivalents at beginning of year                                   7,351,299
                                                                               -----------

Cash and cash equivalents at end of year                                      $  9,435,992
                                                                               ===========


SUPPLEMENTAL INFORMATION
------------------------
Interest paid                                                                 $  2,677,020
                                                                               ===========

Income taxes paid                                                             $    317,292
                                                                               ===========

Transfer of loans to other real estate owned,

  net of payments received                                                    $     76,105
                                                                               ===========

Interest received on loans                                                    $  6,805,451
                                                                               ===========


The accompanying notes are an integral part of this consolidated financial statement.

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      December 31, 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the corporation's significant accounting policies applied in the preparation of the accompanying financial statements follows.

    1.  Operations

    The First National Bankshares, Inc. (the corporation) is a bank holding company which was organized in 1988, and at that time acquired 100% ownership of The First National Bank of Tucumcari, Tucumcari, New Mexico, and the First National Bank of Santa Rosa, Santa Rosa, New Mexico. In September 1991, The First Security Trust Company, a wholly owned subsidiary, was formed. On January 1, 1993, The First National Bank of Tucumcari and the First National Bank of Santa Rosa were merged, resulting in the Santa Rosa bank becoming a branch of The First National Bank of Tucumcari. The corporation opened a branch bank in Las Vegas, New Mexico in 1996. The First Security Trust Company was closed during 1996.

    The corporation provides retail, commercial, and corporate banking services.

    2.  Consolidation

    The consolidated financial statements include the accounts of the corporation and its subsidiaries, The First National Bank of Tucumcari and The First Security Trust Company. Significant intercompany accounts and transactions have been eliminated.

    3.  Cash and cash equivalents

    For purposes of the consolidated statement of cash flows, the corporation considers cash and due from banks, interest-bearing deposits with banks and federal funds sold to be cash equivalents.

    4.  Securities

    Investment securities which the corporation intends to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using a method that approximates level yield. Investments which the corporation intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or similar factors, are classified as available for sale.

                       THE FIRST NATIONAL BANKSHARES, INC.

                                       AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                      December 31, 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

    Effective January 1, 1994, the corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Accordingly, investment securities available for sale are measured at fair value. Net unrealized gains and losses, net of deferred taxes, on investment securities available for sale are excluded from earnings and reported as a separate component of stockholders' equity until realized. The classification of securities is determined at the date of purchase and subsequent transfers, if any, between security classifications are recorded at fair value.

    Realized gains and losses on sales of securities are computed by the specific identification method at the time of disposition and are recorded in non-interest income.

    Trading account securities are purchased with the intent to earn a profit by trading or selling the securities. These securities are stated at fair value. Adjustments to the fair value are reported in other non-interest income. The corporation has no securities classified as trading account securities.

    5.  Loans

    Loans are stated at their principal amount. Interest income is recognized on an accrual basis except when a loan is past due and is placed on non-accrual status by the loan committee. When a loan is placed on non-accrual status, uncollected interest accrued in prior years is charged against the allowance for credit losses. Interest income is subsequently recognized only to the extent cash payments are received. A loan is returned to accrual status when principal and interest are no longer past due and collectibility is no longer doubtful.

    Restructured loans are those on which concessions in principal amount or interest rate terms have been made as a result of deterioration in a borrower's financial condition.

    Interest on these loans is accrued at the new terms.

    Unearned discount on consumer loans is recognized by the interest method or other methods for which results are not materially different from the interest method. Loan origination fees and certain direct origination costs, where material, are capitalized and recognized as an adjustment of the yield of the related loan.

                       THE FIRST NATIONAL BANKSHARES, INC.

                                       AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                      December 31, 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

    Effective January 1, 1995, the corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - - Income Recognition and Disclosures". Under the corporation's credit policies and practices, all non-accrual and restructured commercial, agricultural, construction, and commercial real estate loans meet the definition of impaired loans under SFAS 114 and 118. For purposes of this definition, certain loans where only the principal repayment time-schedule terms have been modified are not considered restructured, and therefore not considered impaired. Impaired loans as defined by SFAS 114 and 118 exclude certain consumer and residential real estate loans. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS 114 and 118 did not affect the corporation's financial position or results of operation.

    6.  Allowance for Credit Losses

    The allowance for credit losses is based upon management's evaluation of a number of factors, including credit loss experience, risk analyses of loan portfolios, as well as current and expected economic conditions. It is reasonably possible that economic or other factors could deteriorate at any time in the future, causing a change in management's estimate of the allowance for credit losses that would be material to the financial statements.

    Charge-offs are loans or portions thereof evaluated as uncollectible. Other consumer loans are charged off when certain delinquency criteria are met, unless fully secured.

    7.  Premises and equipment

    Premises and equipment are stated at cost, less accumulated depreciation and amortization. Owned properties and equipment are depreciated on a straight-line basis over their estimated useful lives.

    The costs of improvements are capitalized. Maintenance and repairs, as well as gains and losses on dispositions of premises and equipment, are included in non-interest expenses.

                       THE FIRST NATIONAL BANKSHARES, INC.

                                       AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                      December 31, 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

    8.  Other Real Estate Owned

    Other real estate owned is stated at the lower of cost or appraised value. When a property is acquired, the excess of the recorded investment in the property over fair value, if any, is charged to the allowance for credit losses. Subsequent declines in the estimated fair value, net operating results, and gains or losses on disposition of the property are included in other non-interest expenses.

    9.  Income Taxes

    The corporation and its subsidiaries file consolidated federal and state income tax returns. The effects of current or deferred taxes are recognized as a current and deferred tax liability or asset based on current tax laws. Accordingly, income tax expense in the consolidated statements of income includes charges or credits to properly reflect the current and deferred tax asset or liability.

    10. Management Estimates

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                      December 31, 1996

NOTE B - INVESTMENT SECURITIES

    The amortized cost and fair values of investment securities at December 31, 1996, was:


                                                AMORTIZED       NET UNREALIZED
                                                  COST          GAINS (LOSSES)     FAIR VALUE
                                              ------------     ---------------    -------------
           Securities held to maturity
             U.S. Treasury and obligations
               of Federal agencies            $ 12,499,266        $     15,288    $  12,514,554
             State, municipal and housing-
               tax exempt                        3,403,672             45,172         3,448,844
             Mortgage backed securities of
               Federal agencies                     34,240                895            35,135
                                               -----------        -----------      ------------
                  Total securities held to
                    maturity                  $ 15,937,178       $     61,355    $   15,998,533
                                               ==========         ===========      ============
           Securities available for sale
             Mutual fund of U.S. Treasury
               and Federal agencies          $   1,334,322       $   (223,683)   $    1,110,639
                                               ===========        ===========      ============


                      THE FIRST NATIONAL BANKSHARES, INC.

                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                               December 31, 1996

NOTE B - INVESTMENT SECURITIES - CONTINUED

    The carrying and fair values of investment securities by maturity at December 31, 1996, were:

                                                              AMORTIZED           FAIR
                                                                 COST             VALUE
                                                            ------------      ------------
        Securities held to maturity
         One year or less                                   $  1,004,978      $  1,010,044
         One year through five years                          14,215,506        14,239,372
         Five years through ten years                            570,694           573,527
         Ten years                                               146,000           175,590
                                                              ----------       -----------
               Total securities held to maturity              15,937,178        15,998,533
                                                              ----------       -----------

        Securities available for sale
         One year or less                                      1,334,322         1,110,639
         Thereafter                                                   -                 -
                                                              ----------       ----------

               Total securities                             $ 17,271,500      $ 17,109,172
                                                            ============      ============

    Interest income on investment securities for the year ended December 31
1996, was:

        Securities held to maturity
         U.S. Treasury and Federal agencies                                   $    798,791
         State, municipal and housing-tax exempt                                   195,763
         Mortgage backed securities of Federal agencies                              3,120
                                                                               -----------
                                                                                   997,674

        Securities available for sale
         Mutual fund of U.S. Treasury and Federal agencies                          65,875
                                                                               -----------

               Total interest income on securities                            $  1,063,549
                                                                               ===========

    Investment securities carried at $7,686,560, with market approximating carrying cost, were pledged to secure public or trust deposits or for other purposes at December 31, 1996.

    Realized gains from the sale of investment securities for the year ended
    December 31, 1996, were:

        Securities available for sale
         Capital gain distribution from mutual funds                          $      9,229
                                                                               ===========

                      THE FIRST NATIONAL BANKSHARES, INC.

                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                               December 31, 1996

NOTE B - INVESTMENT SECURITIES - CONTINUED

    The 1996 increase in net unrealized holding loss totaling $47,978 on available-for-sale securities, mutual funds, has been included as a decrease in the separate component of stockholders' equity in the accompanying financial statements.

NOTE C - LOANS

    The carrying values of loans at December 31, 1996, were:

        Residential real estate                                               $ 15,242,802
        Commercial                                                              11,622,925
        Commercial real estate                                                   9,350,788
        Consumer                                                                 8,659,684
        Agricultural                                                             8,064,285
        Commercial paper                                                         3,387,848
        Farm and ranch real estate                                               3,326,977
                                                                               -----------
               Total loans                                                    $ 59,655,309
                                                                               ===========
    Changes in the allowance for credit losses for the year ended December 31,
1996, were:

        Balance at beginning of year                                          $    533,488
         Provision for credit losses                                               107,005
         Charge-offs                                                              (132,172)
         Recoveries                                                                 42,996
                                                                               -----------
        Balance at end of year                                                $    551,317
                                                                               ===========
    Total non-performing assets and 90 day past due loans were approximately:

        Impaired loans
         Non-accrual                                                          $    135,000
         Other impaired                                                            432,000
                                                                               -----------
               Total impaired loans                                                567,000

        Other real estate owned                                                    204,000
                                                                               -----------
               Total non-performing assets                                         771,000

        Other loans past due 90 days or more                                       100,000
                                                                               -----------
               Total impaired assets and 90 day past due loans                 $   871,000
                                                                               ===========

                      THE FIRST NATIONAL BANKSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                               December 31, 1996

NOTE C - LOANS - CONTINUED

    Certain of the impaired assets were not subject to a related allowance for credit losses because of the net realizable value of loan collateral, guarantees and other factors.

    There were no material commitments to lend additional funds to customers whose loans were classified as non-accrual at December 31, 1996.

    Loans to executive officers and directors and their affiliates (related parties) of the corporation and its subsidiaries, made in the ordinary course of business, were approximately $1,720,000 at December 31, 1996.

NOTE D - PREMISES AND EQUIPMENT

    The carrying value, at cost, of premises and equipment at December 31, 1996, was:

      Land                                                                    $    207,500
      Premises and improvements                                                  2,978,053
      Furniture, fixtures and equipment                                          2,880,080
                                                                               -----------
                                                                                 6,065,633
      Less accumulated depreciation and amortization                             3,448,014
                                                                               -----------

               Premises and equipment, net                                    $  2,617,619
                                                                               ===========


NOTE E - DEPOSITS

    Certificates of deposit over $100,000 at December 31, 1996 aggregated
$6,173,477.

    At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

                             1997                                             $ 20,561,753
                             1998                                                5,350,678
                             1999                                                1,806,230
                                                                               -----------
                                                                              $ 27,718,661
                                                                               ===========

    Overdrafts reclassified as loans on the accompanying balance sheet totaled approximately $108,000 at December 31, 1996.

                      THE FIRST NATIONAL BANKSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                               December 31, 1996

NOTE F - EMPLOYEE BENEFIT PLAN

    RETIREMENT PLANS

    The corporation's noncontributory defined benefit retirement plan covers all full-time employees, age 21 and older, who complete one year of service. Pension benefits provided are based on the employee's highest compensation in three consecutive years during the last ten years of employment. The corporation's funding policy is to maintain adequate assets to provide for both benefits earned to date and those expected to be earned in the future.

    The plan's funded status at December 31, 1996, is presented below:

        Actuarial present value of benefit obligations:

        Actuarial present value of accumulated benefit
         obligation, including vested benefits of $1,529,609                   $(1,747,907)
        Effect of projected future compensation                                   (616,843)
                                                                               -----------
        Projected benefit obligation for services rendered to date              (2,364,750)

        Plan assets at fair value, consisting of cash, U.S.
         Treasury and agency obligations and $135,617 of

         annuity contracts issued by a third party                               1,825,298
                                                                               -----------
        Projected benefit obligation in excess of plan assets                     (539,452)
        Unrecognized net liability at January 1, 1989 being
         recognized over average future service of plan participants                69,628
        Unrecognized prior service cost                                             27,625
        Unrecognized net loss from past experience different from
         that assumed and effects of changes in assumptions                        443,490
                                                                               -----------
               Prepaid pension cost                                           $      1,291
                                                                               ===========

    Net pension benefit cost for 1996 consists of:

        Service cost - benefits earned during the period                      $     75,652
        Interest cost on projected benefit obligation                              156,790
        Actual return on plan assets                                               (52,333)
        Net amortization and deferral                                              (71,190)
                                                                               -----------
               Net periodic pension cost                                      $    108,919
                                                                               ===========

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                      December 31, 1996

NOTE F - EMPLOYEE BENEFIT PLAN - CONTINUED

    The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.25% and 4.5% respectively. The expected long-term rate of returns on assets was 8.25%. It is management's policy to fund accrued pension liabilities annually.

    OTHER POST-RETIREMENT BENEFITS

    In October 1985, the corporation entered into salary continuation agreements with nine employees to pay monthly retirement benefits for ten years. The agreements, which have been settled with the employees, will require the corporation to pay approximately $373,000 to terminate the retirement benefits. In addition, a healthcare and retirement benefit agreement was entered into on February 2, 1995, which requires the company to pay healthcare and retirement benefits to a former employee. The retirement payments are $1,500 per month through April 1999 and $460 per month from May 1999 through February 2004. The healthcare benefits, which are estimated at $460 per month, must be provided until the former employee's spouse reaches age 65, which will occur in 1998. The liability for these retirement benefits, present value calculated at December 31, 1996, using an 8% rate of return, is included as accrued expenses on the accompanying balance sheet. Expense related to change in the present value calculation totaled $10,587 during the year ended December 31, 1996. These benefits are anticipated to be funded out of current operations when paid.

                             THE FIRST NATIONAL BANKSHARES, INC.
                                       AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                      December 31, 1996

NOTE G - INCOME TAXES

    Components of income tax expense for the year ended December 31, 1996, were:

        Current
         Federal                                                             $    276,000
         State                                                                          -
                                                                               ----------
               Total current                                                      276,000

        Deferred

         Federal                                                                   70,000
         State                                                                     10,000
                                                                               ----------
               Total deferred                                                      80,000
                                                                               ----------

               Total                                                         $    356,000
                                                                              ===========

    The net deferred tax asset included the following major temporary differences at December 31, 1996:

        Deferred tax liabilities
         Depreciation                                                        $     60,000
         Cash value of life insurance                                             270,000
         Other                                                                     10,000
                                                                               ----------
               Total deferred tax liabilities                                     340,000
                                                                               ----------
        Deferred tax assets

         Provision for credit losses                                               70,000
         Expenses deducted when paid                                               10,000
         Unrealized loss on securities available for sale                          80,000
         Post-retirement benefits other than pensions                             140,000
         Other                                                                     50,000
                                                                               ----------
               Total deferred tax assets                                          350,000
                                                                               ----------

        Net deferred tax asset                                                $   (10,000)
                                                                               ==========

                      THE FIRST NATIONAL BANKSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                               December 31, 1996

NOTE G - INCOME TAXES - CONTINUED

    The corporation has determined that it is not required to establish a valuation reserve for the deferred tax asset since it is more likely than not that the deferred tax asset of $80,000 will be principally realized through future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

    The deferred tax asset/liability related to SFAS 115 had no impact on 1995 or 1994 income tax expense as the effect of unrealized gains and losses, net of taxes, was recorded in stockholders' equity.

    The current income tax provision reconciled to the tax computed at the statutory Federal rate was:

        Tax at statutory rate                               $    337,000               34%
        Adjusted for tax-exempt income                           (58,000)              (3%)
        Other, net                                                (3,000)              (1%)
                                                              ----------       -----------
                                                            $    276,000               30%
                                                             ===========       ===========

    The corporation has New Mexico net operating loss carryforwards totaling approximately $370,000 which expire through 1998.

NOTE H - COMMITMENTS AND CONTINGENT LIABILITIES

    At December 31, 1996, the corporation and its subsidiary, the First National Bank of Tucumcari, were obligated under a noncancelable lease for premises in Las Vegas, New Mexico, with an initial term of five years with two options for five year extensions. The initial lease term expires in 2001. The renewal periods provide for increased rentals. Rental expense amounted to $10,325 in 1996. Future minimum rental payments under this lease at December 31, 1996, were:

                   FOR THE
                 YEAR ENDED
                 ----------
                    1997                                    $     17,700
                    1998                                          17,700
                    1999                                          17,700
                    2000                                          17,700
                    2001                                           7,325
                                                              ----------
                      Total minimum rental payments         $     78,125
                                                              ==========


                      THE FIRST NATIONAL BANKSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                               December 31, 1996

NOTE H - COMMITMENTS AND CONTINGENT LIABILITIES - CONTINUED

    To meet the financing needs of its customers and as part of its overall risk management strategy, (not for trading purposes), the corporation is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, unused lines of credit and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related funds are received.

    The corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the approximate contractual amounts of these financial instruments as of December 31, 1996, follows:

         Commitments to extend credit                       $  1,650,000
                                                              ==========

         Letters of credit                                  $     75,000
                                                             ===========

         Unused lines of credit                             $  4,200,000
                                                              ==========

    Commitments to extend credit generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained is based on management's credit evaluation of the counterparty. Collateral held varies, but may include cash, marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

NOTE I - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

    Most of the corporation's business activity is with customers located in eastern New Mexico. As of December 31, 1996, the corporation was creditor for approximately $11 million of farm and ranch loans, repayment of which is dependent in large part on the price of livestock, which may vary significantly from year to year. These agricultural loans are generally secured by livestock, equipment and, whenever possible, real estate. The loans are expected to be repaid from cash flow of the debtors operations. During 1996, the cattle market suffered a decline in prices. Despite the decline in cattle prices, credit losses from lending in this volatile industry compare favorably with the corporation's loan portfolio as a whole.

                      THE FIRST NATIONAL BANKSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONCLUDED

                               December 31, 1996

NOTE J - REGULATORY MATTERS

    The corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the corporation must meet specific capital guidelines that involve quantitative measures of the corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the corporation to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1996, that the corporation meets all capital adequacy requirements to which it is subject.

    As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the corporation must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the corporation's category. As of December 31, 1996, the corporation's total capital to risk-weighted assets ratio was 15.8% when the requirements to be well capitalized under prompt corrective action provisions was 10.0%. Tier I capital to risk-weighted assets was 14.9% when the requirement to be well capitalized was 6.0%

NOTE K - SUBSEQUENT EVENT

    On January 16, 1997, the corporation's board of directors approved a merger agreement with Norwest Corporation wherein the corporation will become a wholly-owned subsidiary of Norwest. The transaction is an all stock exchange and is expected to be accounted for using the purchase method of accounting. The merger must be approved by the corporation's stockholders and by regulatory agencies and is expected to be completed during 1997.

             THE FIRST NATIONAL BANKSHARES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)

   ASSETS

CASH AND DUE FROM BANKS                                           $  5,526,930
INTEREST BEARING DEPOSITS WITH BANKS                                   374,369
FEDERAL FUNDS SOLD                                                   1,450,000
                                                                   -----------

       TOTAL CASH AND CASH EQUIVALENTS                               7,351,299

SECURITIES HELD TO MATURITY                                         16,858,754
SECURITIES AVAILABLE FOR SALE                                        1,158,617
                                                                   -----------
       TOTAL INVESTMENT SECURITIES                                  18,017,371

LOANS                                                               58,020,086
ALLOWANCE FOR LOAN LOSS                                               (533,488)
                                                                   -----------
       TOTAL NET LOANS                                              57,486,598

ACCRUED INTEREST RECEIVABLE                                          1,292,718
OTHER REAL ESTATE OWNED                                                127,502
CASH VALUE OF LIFE INSURANCE                                         1,782,776
PREMISES AND EQUIPMENT                                               2,427,102
OTHER ASSETS                                                           285,579
FEDERAL RESERVE BANK STOCK                                             120,000
FEDERAL HOME LOAN BANK STOCK                                           262,300
                                                                   -----------
       TOTAL OTHER ASSETS                                            6,297,977

            TOTAL ASSETS                                           $89,153,245
                                                                   ===========
   LIABILITIES

NONINTEREST BEARING DEPOSITS                                       $15,514,273
INTEREST BEARING DEPOSITS                                           64,021,025
                                                                   -----------
       TOTAL DEPOSITS                                               79,535,298

ACCRUED INTEREST PAYABLE                                               428,246
INCOME TAX PAYABLE                                                      58,292
OTHER ACCRUED EXPENSES PAYABLE                                         503,299
                                                                   -----------

       TOTAL OTHER LIABILITIES                                         989,837

            TOTAL LIABILITIES                                       80,525,134

      STOCKHOLDERS EQUITY
COMMON STOCK                                                            29,953
ADDITIONAL PAID IN CAPITAL                                           1,896,800
RETAINED EARNINGS                                                    6,817,063
NET UNREALIZED LOSS ON AVAILABLE
   FOR SALE INVESTMENTS                                               (115,705)
                                                                   -----------
            TOTAL STOCKHOLDER EQUITY                                 8,628,111

                    TOTAL LIABILITIES AND
                    STOCKHOLDERS EQUITY                            $89,153,245
                                                                   ===========

             THE FIRST NATIONAL BANKSHARES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

INTEREST INCOME:

      LOANS AND COMMERCIAL PAPER                                    $5,413,367
      INVESTMENT SECURITIES                                          1,032,879
      FED FUNDS SOLD                                                   167,238
                                                                    ----------

          TOTAL INTEREST INCOME                                      6,613,484

      INTEREST EXPENSE ON DEPOSITS                                   2,695,076

          NET INTEREST INCOME                                        3,918,408

PROVISION FOR LOAN LOSSES                                               90,000
                                                                    ----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            3,828,408
                                                                    ----------
NON INTEREST INCOME:

      SERVICE CHARGES ON DEPOSIT ACCOUNTS                              590,999
      OTHER FEES AND CHARGES                                           195,658
      EARNINGS FROM LIFE INSURANCE OWNED                                66,821
      DIVIDENDS                                                          7,200
                                                                   -----------

          TOTAL NON INTEREST INCOME                                    860,678

NON INTEREST EXPENSE:

      SALARIES AND EMPLOYEE BENEFITS                                 1,948,996
      OTHER                                                            337,324
      DEPRECIATION AND AMORTIZATION                                    285,953
      POSTAGE AND OFFICE SUPPLIES                                      335,942
      EQUIPMENT RENTAL AND MAINTENANCE                                 157,757
      OCCUPANCY                                                        125,197
      LEGAL AND PROFESSIONAL                                            84,399
      DATA PROCESSING                                                   79,469
      COMMUNICATION                                                     59,145
      BUSINESS DEVELOPMENT                                              90,429
      NET TRUST COMPANY OPERATIONS                                      56,565
      FDIC ASSESSMENT/OCC EXAM FEES                                    122,978
                                                                    ----------

          TOTAL NON INTEREST EXPENSE                                 3,684,154

          INCOME BEFORE INCOME TAXES                                 1,004,932
          INCOME TAX EXPENSE                                           225,150
                                                                    ----------
            NET INCOME                                              $  779,782
                                                                    ==========

RETAINED EARNINGS AT DECEMBER 31, 1994                              $6,276,905

NET INCOME FOR 1995                                                 $  779,782

DIVIDENDS PAID DURING 1995                                          $ (239,624)
                                                                    ----------

RETAINED EARNINGS AT DECEMBER 31, 1995                              $6,817,063
                                                                    ==========

             THE FIRST NATIONAL BANKSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:

      NET INCOME                                                    $  779,782

      CHANGES IN PROVISION FOR LOAN LOSSES                              25,221
      DEPRECIATION AND AMORTIZATION                                    293,788
      INTEREST RECEIVABLE                                             (150,751)
      CASH VALUE OF LIFE INSURANCE                                     (66,822)
      OTHER                                                              3,737
      ACCRUED INTEREST PAYABLE                                         184,286
      INCOME TAX PAYABLE                                                58,292
      ACCRUED EXPENSES                                                  76,720
      DEFERRED INCOME TAX LIABILITY                                     10,000
                                                                   -----------

          NET CASH FLOWS FROM OPERATING ACTIVITIES                   1,214,253

CASH FLOWS FROM INVESTING ACTIVITIES:

      PROCEEDS FROM MATURITIES OF INVESTMENT SECURITIES              1,540,000
      PROCEEDS FROM SALE OF EQUIPMENT                                   27,745
      PURCHASES OF INVESTMENT SECURITIES HELD TO MATURITY           (4,679,170)

NET INCREASE IN LOANS                                                 (748,438)
      PURCHASES OF PREMISES AND EQUIPMENT                             (595,445)
                                                                  ------------
          NET CASH FLOWS USED IN INVESTING ACTIVITIES               (4,455,308)

CASH FLOWS FROM FINANCING ACTIVITIES:

      DEPOSITS, NET                                                    313,472
      DIVIDENDS PAID                                                  (239,624)
                                                                  ------------
          NET CASH FLOWS FROM FINANCING ACTIVITIES                      73,848
                                                                  ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                           (3,167,207)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      10,518,506
                                                                  ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                          $  7,351,299
                                                                  ============


SUPPLEMENTAL INFORMATION:

INTEREST PAID                                                     $  2,510,790
                                                                  ============
INCOME TAXES PAID                                                      156,867
                                                                  ============

INTEREST RECEIVED ON LOANS                                        $  6,462,741
                                                                  ============

                                   APPENDIX A

                                    AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION

                                    AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 17th day of January, 1997, by and between THE FIRST NATIONAL BANKSHARES, INC. ("FNBI"), a New Mexico corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

        WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into FNBI (the "Merger") pursuant to a plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of FNBI of the par value of $1.00 per share ("FNBI Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

        NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

        1.  Basic Plan of Reorganization

        (a) Merger. Subject to the terms and conditions contained herein, a
            ------
wholly-owned subsidiary of Norwest ("Merger Co.") will be merged by statutory merger with and into FNBI pursuant to the Merger Agreement, with FNBI as the surviving corporation, in which merger each share of FNBI Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of FNBI Common Stock then outstanding. The "Adjusted Norwest Shares" shall mean the following:

        (i) If the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of FNBI held to vote on this Agreement and the Merger Agreement (the "Norwest Measurement Price") is equal to or greater than $40.25, the Adjusted Norwest Shares shall be 304,472.

        (ii) If the Norwest Measurement Price is equal to or less than $36.25, the Adjusted Norwest Shares shall be 338,069.

        (iii) If the Norwest Measurement Price is less than $40.25 but more than $36.25, the Adjusted Norwest Shares shall be the number determined by dividing $12,255,000 by the Norwest Measurement Price.

        (b) Norwest Common Stock Adjustments. If, between the date hereof and
            --------------------------------
the Effective Time of the Merger (as defined in subparagraph (d) below), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of FNBI Common Stock shall be converted pursuant to subparagraph (a) above and/or the price of such shares for the purposes of calculating the Norwest Measurement Price will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of FNBI Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of FNBI Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or similar transaction or stock dividend, had the record date therefor been immediately following the Effective Time of the Merger (as defined in subparagraph (d) below).

        (c) Fractional Shares. No fractional shares of Norwest Common Stock and
            -----------------
no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Date of the Merger (as defined in subparagraph (d) below).

        (d) Mechanics of Closing Merger. Subject to the terms and conditions set
            ---------------------------
forth herein, the Merger Agreement shall be executed and it and the Articles of Merger shall be filed with the State Corporation Commission of New Mexico within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in paragraphs 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of approval by the FNBI shareholders of this Agreement and the Merger Agreement, the receipt of final regulatory approval of the Merger, and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted or such later date as is set forth in the Merger Agreement is herein referred to as the "Effective Date of the Merger". The Effective Time of the Merger shall be 11:59 p.m. Tucumcari, New Mexico time on the Effective Date of the Merger. At the Effective Time of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into FNBI pursuant to the Merger Agreement.

        The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota, or at such other place as the parties shall mutually agree.

        2. Representations and Warranties of FNBI. FNBI represents and warrants to Norwest as follows:

        (a) Organization and Authority. FNBI is a corporation duly organized,
            --------------------------
validly existing and in good standing under the laws of the State of New Mexico, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on FNBI and the FNBI Subsidiaries (as defined in paragraph 2(b) below) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. FNBI is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). FNBI has furnished Norwest true and correct copies of its articles of incorporation and bylaws, as amended.

        (b) FNBI's Subsidiaries. Schedule 2(b) sets forth a complete and correct
            -------------------
list of all of FNBI's subsidiaries as of the date hereof (individually an "FNBI Subsidiary" and collectively the "FNBI Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by FNBI. No equity security of any FNBI Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any FNBI Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. ss. 55 (1982), all of such shares so owned by FNBI are fully paid and nonassessable and, except as set forth on Schedule 2(b), are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each FNBI Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), FNBI does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

        (c) Capitalization. The authorized capital stock of FNBI consists of
            --------------
100,000 shares of common stock, $1.00 par value, of which as of the close of business on September 30, 1996, 29,953 shares were outstanding and no shares were held in the treasury. The maximum number of shares of FNBI Common Stock (assuming for this purpose that phantom shares and other share-equivalents, constitute FNBI Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 29,953. All of the outstanding shares of capital stock of FNBI have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating FNBI or any FNBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of FNBI or any FNBI Subsidiary. Since September 30, 1996, no shares of FNBI capital stock have been issued, purchased, redeemed or otherwise acquired, directly or indirectly, by FNBI or any FNBI Subsidiary and, except as set forth on Schedule 2(c), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of FNBI.

        (d) Authorization. FNBI has the corporate power and authority to enter
            -------------
into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by FNBI and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of FNBI. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over FNBI as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of FNBI enforceable against FNBI in accordance with their respective terms.

        Except as set forth on Schedule 2(d), neither the execution, delivery and performance by FNBI of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by FNBI with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of FNBI or any FNBI Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNBI or any FNBI Subsidiary is a party or by which it may be bound, or to which FNBI or any FNBI Subsidiary or any of the properties or assets of FNBI or any FNBI Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of FNBI, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FNBI or any FNBI Subsidiary or any of their respective properties or assets.

        Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and filings required to effect the Merger under New Mexico law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by FNBI of the transactions contemplated by this Agreement and the Merger Agreement.

        (e) FNBI Financial Statements. The unaudited balance sheets of FNBI and
            -------------------------
FNBI's Subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 1995, and the unaudited consolidated balance sheets of FNBI and FNBI's Subsidiaries as of September 30, 1996, and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the nine months then ended (collectively, the "FNBI Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject to normal recurring adjustments) the consolidated financial position of FNBI and FNBI's Subsidiaries at the dates and the consolidated results of operations and cash flows of FNBI and FNBI's Subsidiaries for the periods stated therein.

        (f) Reports. Since December 31, 1990, each of FNBI and the FNBI
            -------
Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) the United States Comptroller of the Currency (the "Comptroller") and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "FNBI Reports". As of their respective dates, the FNBI Reports complied in all material respects with all the rules and regulations promulgated by the the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the FNBI Reports have been made available to Norwest by FNBI. FNBI is not required to file reports with the Securities and Exchange Commission (the "SEC") pursuant to either Section 12 or Section 15(d) of the Exchange Act.

        (g) Properties and Leases. Except as may be reflected in the FNBI
            ---------------------
Financial Statements, and except for any lien for current taxes not yet delinquent, FNBI and each FNBI Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in FNBI's consolidated balance sheet as of September 30, 1996, and to all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property pursuant to which FNBI or any FNBI Subsidiary, as lessee, leases real property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by FNBI or such FNBI Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all FNBI's and each FNBI Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

        (h) Taxes. Each of FNBI and the FNBI Subsidiaries has filed all federal,
            -----
state, county, local and foreign tax returns, including information returns, required to be filed by it and has paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of FNBI and the FNBI Subsidiaries for the fiscal year ended December 31, 1992, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as set forth on Schedule 2(h), (i) neither FNBI nor any FNBI Subsidiary is a party to any pending action or proceeding, nor to the best knowledge of FNBI is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of FNBI or any FNBI Subsidiary which has not been settled, resolved and fully satisfied. Each of FNBI and the FNBI Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1996, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of FNBI and the FNBI Subsidiaries with respect to all periods through the date thereof.

        (i) Absence of Certain Changes. Since September 30, 1996, there has been
            --------------------------
no change in the business, financial condition or results of operations of FNBI or any FNBI Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of FNBI and the FNBI Subsidiaries taken as a whole.

        (j) Commitments and Contracts. Except as set forth on Schedule 2(j),
            -------------------------
neither FNBI nor any FNBI Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i) any employment contract or understanding pursuant to which FNBI or any FNBI Subsidiary has any current or future obligation or liability (including any understandings or obligations with respect to severance pay, termination pay or fringe benefits), other than solely an obligation of confidentiality, with any present or former officer, director, employee or consultant (other than those which are terminable at will by FNBI or such FNBI Subsidiary);

               (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

               (iii)  any labor contract or agreement with any labor union;

               (iv) any contract containing covenants which (a) limit the ability of FNBI or any FNBI Subsidiary to compete in any line of business or with any person, (b) involve any restriction of the geographical area in which, or method by which, FNBI or any FNBI Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), or (c) require FNBI or any FNBI Subsidiary to deal exclusively with any vendor, service provider or other third party;

               (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

               (vi) any lease of personal property with annual rental payments aggregating $10,000 or more;

               (vii) any other contract or agreement that has a term of one year or more and annual payments of $25,000 or more;

               (viii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

               (ix) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

        (k) Litigation and Other Proceedings. In connection with the preparation
            --------------------------------
of its unaudited financial statements for the year ended December 31, 1995, FNBI did not request from legal counsel letters with respect to contingencies.
Schedule 2(k) contains a list of all legal and regulatory proceedings pending against FNBI or any FNBI Subsidiary as of the date hereof. Neither FNBI nor any FNBI Subsidiary is a party to any pending or, to the best knowledge of FNBI, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of FNBI and the FNBI Subsidiaries taken as a whole.

        (l) Insurance. Each of FNBI and the FNBI Subsidiaries is presently
            ---------
insured, and during each of the past five calendar years (or during such lesser period of time as FNBI has owned such FNBI Subsidiary) has been insured, for reasonable amounts with insurance companies that, to the best knowledge of FNBI, are financially sound and reputable against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. FNBI has delivered to Norwest correct and complete copies of all material policies of insurance of FNBI and the FNBI Subsidiaries currently in effect.

        (m) Compliance with Laws. Each of FNBI and the FNBI Subsidiaries has all
            --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of FNBI or such FNBI Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of FNBI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by each of FNBI and the FNBI Subsidiaries of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, other than laws, statutes, ordinances, licenses or regulations relating to environmental liability, as to which FNBI makes only the representations and warranties set forth in paragraph 2(v) herein. Neither FNBI nor any FNBI Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court which reasonably could be expected to have a material adverse effect on the business or properties of FNBI and the FNBI Subsidiaries taken as a whole. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of FNBI or any FNBI Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of FNBI and the FNBI Subsidiaries taken as a whole.

        (n) Labor. No work stoppage involving FNBI or any FNBI Subsidiary is
            -----
pending or, to the best knowledge of FNBI, threatened. Neither FNBI nor any FNBI Subsidiary is involved in, or to the best knowledge of FNBI threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of FNBI or such FNBI Subsidiary.

        (o) Material Interests of Certain Persons. Except as set forth on
            -------------------------------------
Schedule 2(o), to the best knowledge of FNBI no officer or director of FNBI or any FNBI Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of FNBI or any FNBI Subsidiary.

        Schedule 2(o) sets forth a correct and complete list of any loan or other extension of credit from FNBI or any FNBI Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to FNBI's or such FNBI Subsidiary's Board of Directors.

        (p)  FNBI Benefit Plans.
             ------------------

               (i) The only "employee benefit plans" within the meaning of
        Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which FNBI or any FNBI Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by FNBI or any FNBI Subsidiary, are those set forth on Schedule 2(p)(i) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of
        Section 3(37) of ERISA.

               (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p)(ii), FNBI or the FNBI Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA `86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. FNBI knows of no reason that any Plan subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and knows of no reason that each related trust is not exempt from taxation under
        Section 501(a) of the Code.

               (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

               (iv) Except as disclosed in Schedule 2(p)(iv), and to the best knowledge of FNBI, no Plan or any trust created thereunder or any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or has violated any of the fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of FNBI or any FNBI Subsidiary, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to FNBI and the FNBI Subsidiaries taken as a whole.

               (v) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events", as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

               (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Plan years which would result in a material liability.

               (vii) Except as disclosed in Schedule 2(p)(vii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of FNBI or any FNBI Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

        (q) Proxy Statement, etc. None of the information regarding FNBI and the
            --------------------
FNBI Subsidiaries supplied or to be supplied by FNBI for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of FNBI Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to FNBI's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement as amended or supplemented at the time of the meeting of shareholders referred to in paragraph 4(c), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents FNBI and the FNBI Subsidiaries are responsible for filing with the SEC and with any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

        (r) Registration Obligations. Except as set forth on Schedule 2(r),
            ------------------------
neither FNBI nor any FNBI Subsidiary is under any obligation, contingent or otherwise, which will survive the

Merger, by reason of any agreement to register any of its securities under the Securities Act.

        (s) Brokers and Finders. Neither FNBI nor any FNBI Subsidiary nor any of
            -------------------
their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for FNBI or any FNBI Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

        (t) Administration of Trust Accounts. Each of FNBI and the FNBI
            --------------------------------
Subsidiaries has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of FNBI and the FNBI Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FNBI, any FNBI Subsidiary, nor to the best knowledge of FNBI any director, officer or employee of FNBI or any FNBI Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of FNBI and the FNBI Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

        (u) No Defaults. Neither FNBI nor any FNBI Subsidiary is in default, nor
            -----------
has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon FNBI and the FNBI Subsidiaries taken as a whole. To the best of FNBI's knowledge, all parties with whom FNBI or any FNBI Subsidiary has material leases, agreements or contracts or who owe to FNBI or any FNBI Subsidiary material obligations, other than with respect to those arising in the ordinary course of the banking business of the FNBI Subsidiaries, are in compliance therewith in all material respects.

        (v) Environmental Liability. There is no legal, administrative, or other
            -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on FNBI or any FNBI Subsidiary of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the best of FNBI's knowledge, threatened against FNBI or any FNBI Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon FNBI and FNBI's Subsidiaries taken as a whole; to the best of FNBI's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of FNBI's knowledge neither FNBI nor any FNBI Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. FNBI has provided Norwest with copies of all environmental assessments, reports, studies and other documents in its possession that set forth the results of investigations designed to assess compliance with or liability under environmental laws with respect to each bank facility and each non-residential OREO property.

        3. Representations and Warranties of Norwest. Norwest represents and warrants to FNBI as follows:

        (a) Organization and Authority. Norwest is a corporation duly organized,
            --------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

        (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and
            --------------------
correct list as of December 31, 1995, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S.) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

        (c) Norwest Capitalization. The authorized capital stock of Norwest
            ----------------------
consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1996, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 11,949 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 23,190 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 30,951 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1996, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 1996, 375,533,625 shares were outstanding and 5,191,076 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

        (d) Authorization. Norwest has the corporate power and authority to
            -------------
enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

        Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

        Other than in connection with or in compliance with (i) the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states and filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and (ii) filings required to effect the Merger under New Mexico law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

        (e) Norwest Financial Statements. The consolidated balance sheets of
            ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1995, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1996 and the related unaudited consolidated statements of income and cash flows for the three months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

        (f) Reports. Since December 31, 1990, each of Norwest and the Norwest
            -------
Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Norwest has provided FNBI with copies of its Form 10-K for the year ended December 31, 1995, its Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996 and its Proxy Statement dated March 19, 1996.

        (g) Properties and Leases. Except as may be reflected in the Norwest
            ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of September 30, 1996 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and to all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

        (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all
            -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

        (i) Absence of Certain Changes. Since September 30, 1996, there has been
            --------------------------
no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

        (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as
            -------------------------
of September 30, 1996, neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i)  any labor contract or agreement with any labor union;

               (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); or

               (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

        (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest
            --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

        (l) Insurance. Each of Norwest and the Norwest Subsidiaries is presently
            ---------
insured or self-insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

        (m) Compliance with Laws. Each of Norwest and the Norwest Subsidiaries
            --------------------
has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

        (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary
            -----
is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary.

        (o)  Norwest Benefit Plans.
             ---------------------

               (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o)(i) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

               (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o)(ii), Norwest or the Norwest Subsidiaries have applied for favorable determination letters from the Internal Revenue Service under the provisions of TRA `86 for the Norwest Corporation Pension Plan and the Norwest Corporation Savings Investment Plan. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and knows of no reason that each related trust is not exempt from taxation under Section 501(a) of the Code.

               (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

               (iv) Except as set forth on Schedule 3(o)(iv), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, or any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or has violated any of the fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

               (v) Except as set forth on Schedule 3(o)(v), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

               (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

               (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

        (p) Registration Statement, etc. None of the information regarding
            ---------------------------
Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the

Proxy Statement as amended or supplemented at the time of the meeting of shareholders referred to in paragraph 4(c), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and with any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

        (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor
            -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

        (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in
            -----------
default, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

        (s) Environmental Liability. There is no legal, administrative, or other
            -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on Norwest or any Norwest Subsidiary of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and, to the best of Norwest's knowledge, neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

        (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation
            ---------
duly organized, validly existing, duly qualified to do business and in good standing under the laws of the State of New Mexico, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, Merger Co. will not have conducted any business or own any significant assets or owe any significant liabilities.

        4. Covenants of FNBI. FNBI covenants and agrees with Norwest as follows:

        (a) Affirmative Covenants. Except as otherwise contemplated by this
            ---------------------
Agreement, from the date hereof until the Effective Time of the Merger, each of FNBI and the FNBI Subsidiaries will:

                      (i) maintain its corporate existence in good standing, maintain the general character of its business and conduct its business in its ordinary and usual manner;

                      (ii) extend credit in accordance with existing lending policies to established customers of the Bank, except that other than pursuant to commitments made prior to the date of this Agreement it shall not, without the prior written consent of Norwest (which consent shall be deemed granted unless written objection is received by FNBI within five business days of any request for such approval), (A) renew any existing loan or extend any additional credit to its established customers for an amount in excess of $500,000; or (B) establish any new customer borrowing relationship in excess of $100,000;

                      (iii) maintain proper business and accounting records in accordance with generally accepted principles;

                      (iv) maintain its properties in good repair and condition, ordinary wear and tear excepted;

                      (v) maintain in all material respects presently existing insurance coverage;

                      (vi) use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

                      (vii) use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger;

                      (viii) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of FNBI and each FNBI Subsidiary, the non-compliance with which reasonably could be expected to have a material adverse effect on FNBI and the FNBI Subsidiaries taken as a whole; and

                      (ix) permit Norwest and its representatives (including KPMG Peat Marwick) to examine its books, records and properties and to interview itsofficers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of FNBI.

        (b) Negative Covenants. Except as otherwise contemplated by this
            ------------------
Agreement, from the date hereof until the Effective Time of the Merger, each of FNBI and the FNBI Subsidiaries will not (without the prior written consent of Norwest):

                      (i) amend or otherwise change its articles of incorporation or association or bylaws;

                      (ii) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities;

                      (iii) authorize or incur any long-term debt (other than deposit liabilities) or mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business;

                      (iv) enter into any material agreement, contract or commitment in excess of $25,000, except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof;

                      (v) make any investments except investments made by bank subsidiaries in the ordinary course of business having a maturity at issuance of not more than one year and in amounts of $100,000 or less;

                      (vi) amend or terminate any Plan except as required by law, or make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof;

                      (vii) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (A) between the date hereof and the Effective Date of the Merger, FNBI may declare and pay semi-annual dividends on FNBI Common Stock, in accordance with applicable law and regulation, not to exceed $4.00 per share per semi-annual period, or a quarterly equivalent thereto; provided, however, that the shareholders of FNBI shall be entitled to a dividend on FNBI Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (B) any dividend declared by the Board of Directors of a FNBI Subsidiary in accordance with applicable law and regulation;

                      (viii) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of FNBI;

                      (ix) increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; or

                      (x) sell or otherwise dispose of any shares of the capital stock of any FNBI Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

        (c) Shareholder Meeting. The Board of Directors of FNBI will duly call,
            -------------------
and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of FNBI will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the New Mexico Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

        (d) Information Supplied by FNBI. FNBI will furnish or cause to be
            ----------------------------
furnished to Norwest all the information concerning FNBI and the FNBI Subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, and in any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. No financial statement for any fiscal year or for any interim period furnished pursuant to this paragraph need be covered by the audit report or review report of any firm of independent accountants; provided however, that if the consolidated financial statements of FNBI as of and for the year ended December 31, 1996 shall be included in the Registration Statement, such financial statements shall include the audit report of Rogoff, Diamond and Walker, LLP and shall be accompanied by the consent of such firm to the use of such financial statements in the Registration Statement.

        (e) Regulatory Approvals. FNBI will take all necessary corporate and
            --------------------
other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of FNBI to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

        (f) Delivery of Closing Documents. FNBI will use its best efforts to
            -----------------------------
deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

        (g) Confidential Information. FNBI will hold in confidence all nonpublic
            ------------------------
documents and information concerning Norwest and its subsidiaries furnished to FNBI and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to FNBI's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. In the event that FNBI or its representatives receive a request pursuant to judicial or regulatory process to disclose such confidential information, FNBI will, unless prohibited by law, promptly notify Norwest of such request and will cooperate with Norwest, at Norwest's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. If the transactions contemplated by this Agreement shall not be consummated, such confidential treatment shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to FNBI, in the public domain, or later acquired by FNBI on a nonconfidential basis) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately be returned to Norwest.

        (h) Competing Transactions. Neither FNBI, nor any FNBI Subsidiary, nor
            ----------------------
any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of FNBI or any FNBI Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of FNBI or any FNBI Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with FNBI or any FNBI Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to FNBI or any FNBI Subsidiary concerning any of the foregoing, FNBI or such FNBI Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

        (i) Public Disclosure. FNBI shall consult with Norwest as to the form,
            -----------------
substance and timing of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

        (j) Benefit Plans. Prior to the Effective Date of the Merger, FNBI and
            -------------
each FNBI Subsidiary will take all action necessary, required or requested by Norwest (i) to comply with the provisions of paragraph 9 hereof relating to the qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code, provided that FNBI and each FNBI Subsidiary will not be required to submit such application to the Internal

Revenue Service if the Internal Revenue Service does not accept such applications prior to the Effective Date of the Merger.

        (k) Affiliate Letters. FNBI shall use its best efforts to obtain and
            -----------------
deliver to Norwest at least 32 days prior to the Effective Date of the Merger signed representations, substantially in the form attached hereto as Exhibit B, by each executive officer, director or shareholder of FNBI who may reasonably be deemed an "affiliate" of FNBI within the meaning of such term as used in Rule 145 under the Securities Act.

        (l) Accounting Practices. Prior to the Effective Date of the Merger,
            --------------------
FNBI shall establish such additional accruals and reserves as may be necessary
(i) to conform FNBI's accounting and credit loss reserve practices and methods to those of Norwest, consistent with Norwest's plans with respect to the conduct of FNBI's business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by FNBI of the Merger and the other transactions contemplated by this Agreement.

        (m) Environmental Reports. FNBI shall obtain, at its sole expense, Phase
            ---------------------
I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than February 18, 1997 , and written reports shall be delivered to Norwest no later than March 18, 1997. FNBI shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. FNBI shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property), and a written report of the results shall be delivered to Norwest within four weeks of the date of this Agreement.

        (n) Title Commitments and Surveys. FNBI shall obtain from a company
            -----------------------------
reasonably acceptable to Norwest, at FNBI's sole expense, commitments for title insurance (at a reasonable market value) and boundary surveys for each owned bank facility, which commitments and surveys shall be delivered to Norwest no later than February 18, 1997.

        (o) Dissolution of Trust Company. As soon as practicable, but in any
            ----------------------------
event prior to the Effective Date of the Merger, FNBI shall have (i) taken all appropriate actions and done all things necessary to complete the voluntary dissolution of The First Security Trust Company ("First Security") pursuant to the New Mexico Business Corporation Act; (ii) filed articles of dissolution of First Security with the Corporation Commission of the State of New Mexico and received a certificate of dissolution of First Security therefrom; and (iii) surrendered its trust certificate of authority to the director of the financial institutions division of the New Mexico Regulation and Licensing Department pursuant to the New Mexico Trust Company Act.

        (p) Life Insurance Policies. Prior to the Effective Date of the Merger,
            -----------------------
FNBI shall afford any officer, director or employee of FNBI or any FNBI Subsidiary who is covered by a life insurance policy or policies having FNBI or any FNBI Subsidiary as the beneficiary thereof the opportunity to purchase such policy or policies at the cash value thereof reflected on the books of FNBI or the applicable FNBI Subsidiary.

        (q) Salary Continuation Agreements. As soon as practicable, but in any
            ------------------------------
event prior to the Effective Date of the Merger, FNBI shall offer each FNBI officer or employee who is a party to an outstanding Salary Continuation Agreement with FNBI or any FNBI Subsidiary the opportunity to terminate such Agreement in consideration of the receipt of a cash payment equal to the present value thereof calculated using a discount rate reasonably acceptable to Norwest, and FNBI shall memorialize the termination of such Salary Continuation Agreements in writing in a manner reasonably acceptable to Norwest.

        5. Covenants of Norwest. Norwest covenants and agrees with FNBI as follows:

        (a) Affirmative Covenants. From the date hereof until the Effective Time
            ---------------------
of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

        (b) Information Supplied by Norwest. Norwest will furnish to FNBI all
            -------------------------------
the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of FNBI, or in any statement or application made by FNBI to any governmental body in connection with the transactions contemplated by this Agreement.

        (c) Registration Statement. As promptly as practicable after the
            ----------------------
execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of FNBI pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the FNBI shareholders, at the time of the FNBI shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by FNBI or any FNBI Subsidiary for use in the Registration Statement or the Prospectus.

        (d) Stock Exchange Listing. Norwest will file all documents required to
            ----------------------
be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

        (e) Norwest Shares. The shares of Norwest Common Stock to be issued by
            --------------
Norwest to the shareholders of FNBI pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of FNBI pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

        (f) Blue Sky Approvals. Norwest will file all documents required to
            ------------------
obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals. Norwest will endeavor to furnish FNBI with copies of all such filings contemporaniously with their submission to the applicable authorities, and will furnish FNBI with copies of all documents evidencing such consents and approvals, and all correspondence received from such authorities with respect thereto, promptly upon receipt thereof.

        (g) Other Regulatory Approvals. Norwest will take all necessary
            --------------------------
corporate and other action and file all documents required to obtain, and will use its best efforts to obtain, all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with FNBI to obtain all such approvals and consents required by FNBI. Norwest will endeavor to furnish FNBI with copies of all such filings contemporaniously with their submission to the applicable authorities, and will furnish FNBI with copies of all documents evidencing such consents and approvals, and all correspondence received from such authorities with respect thereto, promptly upon receipt thereof.

        (h) Confidential Information. Norwest will hold in confidence all
            ------------------------
nonpublic documents and information concerning FNBI and FNBI's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. In the event that Norwest or its representatives receive a request pursuant to judicial or regulatory process to disclose such confidential information, Norwest will, unless prohibited by law, promptly notify FNBI of such request and will cooperate with FNBI, at FNBI's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. If the transactions contemplated by this Agreement shall not be consummated, such confidential treatment shall be maintained and such information shall not be used in competition with FNBI (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources on a nonconfidential basis) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to FNBI.

        (i) Corporate Merger Filings. Norwest will file any documents or
            ------------------------
agreements required to be filed in connection with the Merger under the New Mexico Business Corporation Act.

        (j) Delivery of Closing Documents. Norwest will use its best efforts to
            -----------------------------
deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

        (k) Public Disclosure. Norwest shall consult with FNBI as to the form,
            -----------------
substance and timing of any proposed press release or other proposed public disclosure of matters related to this Agreement or to any of the transactions contemplated hereby.

        (l) Access to Information. For a period not exceeding fifteen (15) days
            ---------------------
prior to the Closing Date, Norwest will permit FNBI and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by FNBI or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

        (m) Favorable Accounting Treatment. Neither Norwest nor any Norwest
            ------------------------------
Subsidiary shall take any action which, with respect to Norwest, would disqualify the Merger as a "pooling of interests" for accounting purposes. Norwest shall use its best efforts to obtain and deliver to FNBI, prior to the Effective Date of the Merger, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Merger as a pooling of interests, they will not dispose of shares of Norwest or FNBI during the period commencing 30 days prior to the Effective Date of the Merger and ending upon publication by Norwest of financial results including at least 30 days of combined operations of FNBI and Norwest.

        (n) Indemnification Rights. From and after the Effective Time of the
            ----------------------
Merger: (i) Norwest shall indemnify, defend and hold harmless the officers, directors and employees of FNBI and the FNBI Subsidiaries (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under FNBI's or a FNBI Subsidiary's Certificate of Incorporation or Articles of Incorporation or Association and By-laws as in effect as of the Effective Time of the Merger; and (ii) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of an Indemnified Party in FNBI's Certificate of Incorporaton or By-laws or in similar governing documents of any FNBI Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from facts or events that occurred before the Effective Time of the Merger, survive the Merger and continue in full force and effect. Nothing contained in this paragraph 5(n) shall be deemed to preclude the liquidation, consolidation or merger of FNBI or any FNBI Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger. Notwithstanding anything to the contrary contained in this paragraph 5(n), nothing contained herein shall require Norwest or FNBI to indemnify any person who was a director, officer or employee of FNBI or any FNBI Subsidiary to a greater extent than FNBI or any FNBI Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

        (o) Directors' & Officers' Liability Insurance. For a period of three
            ------------------------------------------
years after the Effective Time of the Merger, Norwest shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by FNBI (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Norwest be obligated to
               --------  -------
expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(o) any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by FNBI for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, FNBI shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any officer, director, employee or other person covered by such policies, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

        (p) Exchange of Shares. At or prior to the Effective Time of the Merger,
            ------------------
Norwest shall deposit, or shall cause to be deposited, with Norwest Bank Minnesota, N.A. (the "Agent"), for the benefit of the holders of certificates representing shares of FNBI Common Stock (the "Certificates"), for exchange in accordance herewith and the Merger Agreement, a certificate or certificates representing the shares of Norwest Common Stock and the cash in lieu of fractional shares to be issued and paid pursuant hereto and the Merger Agreement in exchange for outstanding shares of FNBI Common Stock.

        In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Norwest, the posting by such person of a bond in such amount as Norwest may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Norwest Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant hereto and the Merger Agreement.

        As soon as practicable after the Effective Time of the Merger, the Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Norwest Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such certificates shall have been converted pursuant hereto and the Merger Agreement.

        (q) Delivery of Norwest Reports. From the date hereof to the Effective
            ---------------------------
Date of the Merger, Norwest shall use its best efforts to deliver to FNBI, when reasonably available, Norwest's Quarterly Reports on Form 10-Q and Norwest's Annual Reports on Form 10-K as filed with the SEC under the Exchange Act.

        (r) Filing of SEC Reports. From and after the Effective Date of the
            ---------------------
Merger, Norwest shall file all reports with the SEC necessary to permit the stockholders of FNBI who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of FNBI Common Stock to sell Norwest Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Norwest is otherwise obligated to file such reports with the SEC.

        6. Conditions Precedent to Each Party's Obligation. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

        (a) Shareholder Approval. This Agreement and the Merger Agreement shall
            --------------------
have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of FNBI required for approval of a plan of merger in accordance with the provisions of FNBI's Articles of Incorporation and the New Mexico Business Corporation Act.

        (b) Regulatory Approvals. Norwest shall have received approval by the
            --------------------
Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

        (c) No Injunctions or Restraints. No court or governmental authority of
            ----------------------------
competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

        (d) Listing of Norwest Common Stock. The shares of Norwest Common Stock
            -------------------------------
to be delivered to the stockholders of FNBI pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

        (e) Tax Opinion. FNBI shall have received an opinion, dated as of the
            -----------
Closing Date, of counsel to FNBI substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of FNBI Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;(iii) the basis of the Norwest Common Stock received by the shareholders of FNBI will be the same as the basis of FNBI Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of FNBI will include the holding period of the FNBI Common Stock, provided such shares of FNBI Common Stock were held as a capital asset as of the Effective Time of the Merger.

        (f) Registration Statement; Blue Sky Approvals. The Registration
            ------------------------------------------
Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or shall have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

        (g) Consents Under Agreements. FNBI and each FNBI Subsidiary shall have
            -------------------------
obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to FNBI's or such Subsidiary's business required for the consummation of the Merger, and each of FNBI and the FNBI Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

        7. Conditions Precedent to the Obligation of FNBI. The obligation of FNBI to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by FNBI:

        (a) Representations and Warranties. Except as they may be affected by
            ------------------------------
transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

        (b) Performance of Norwest's Obligations. Norwest shall have, or shall
            ------------------------------------
have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

        (c) Norwest Compliance Certificate. FNBI shall have received a favorable
            ------------------------------
certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 7.

        (d) No Material Adverse Change. Since September 30, 1996, no change
            --------------------------
shall have occurred and no circumstances shall exist which have had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Norwest and its subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

        8. Conditions Precedent to Obligation of Norwest. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

        (a) Representations and Warranties. Except as they may be affected by
            ------------------------------
transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to FNBI and the FNBI Subsidiaries taken as a whole as if made at the Time of Filing.

        (b) Performance of FNBI's Obligations. FNBI shall have, or shall have
            ---------------------------------
caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

        (c) FNBI Compliance Certificate. Norwest shall have received a favorable
            ---------------------------
certificate, dated as of the Effective Date of the Merger, signed by the Chairman or President and by the Secretary or Assistant Secretary of FNBI, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 8.

        (d) Absence of Burdensome Conditions. No approvals, licenses or consents
            --------------------------------
granted by any regulatory authority shall contain any condition or requirement relating to FNBI or any FNBI Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

        (e) FNBI Shares. At any time since the date hereof, the total number of
            -----------
shares of FNBI Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute FNBI Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 29,953.

        (f) Accounting Treatment. The Merger shall qualify as a "pooling of
            --------------------
interests" for accounting purposes, and Norwest shall have received from Rogoff, Diamond and Walker, LLP an opinion to that effect.

        (g) CEO/CFO Letter. Norwest shall have received from the Chief Executive
            --------------
Officer and Chief Financial Officer of FNBI a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

               (i) the interim quarterly financial statements of FNBI included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of FNBI;

               (ii) the amounts reported in the interim quarterly financial statements of FNBI agree with the general ledger of FNBI;

               (iii) the annual and quarterly financial statements of FNBI and the FNBI Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

               (iv) from the date of the most recent unaudited consolidated financial statements of FNBI and the FNBI Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of FNBI and the FNBI Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of FNBI and the FNBI Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

               (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of FNBI and the FNBI Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of FNBI and the FNBI Subsidiaries and have found them to be in agreement with financial records and analyses prepared by FNBI included in the annual and quarterly financial statements, except as disclosed in such letters.

        (h) Casualty Losses, etc. FNBI and the FNBI Subsidiaries considered as a
            --------------------
whole shall not have sustained since September 30, 1996 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

        (i) Environmental Liability. There shall be no reasonable basis for any
            -----------------------
proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on FNBI or any FNBI Subsidiary of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including without limitation CERCLA, which has had or could reasonably be expected to have a material adverse effect upon FNBI and the FNBI Subsidiaries taken as a whole.

        (j) No Material Adverse Change. Except for the effects of compliance by
            --------------------------
FNBI with the provisions of paragraphs 4(a)(ii), 4(b)(v) and 4(l) hereof, since September 30, 1996, no change shall have occurred and no circumstances shall exist which have had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of FNBI and the FNBI Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

        (k) Employment Agreements. Norwest shall have entered into written
            ---------------------
employment agreements with H. Barton Jones and Craig L. Cosner under terms acceptable to Norwest, FNBI, and the respective employees.

        9. Employee Benefit Plans. Each person who is an employee of FNBI or any FNBI Subsidiary as of the Effective Date of the Merger ("FNBI Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

        (a) Employee Welfare Benefit Plans. Each FNBI Employee shall be eligible
            ------------------------------
for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans, with full credit for years of service to FNBI and the FNBI Subsidiaries and not subject to any pre-existing condition exclusions, except (i) in the case of the Long Term Care Plan, FNBI Employees' eligibility will be subject to pre-existing conditions, and (ii) in the case of Norwest retiree medical benefits, FNBI Employees will not receive credit for years of service to FNBI. Each FNBI Employee shall enter such plans not later than the first day of the calendar quarter that begins at least 32 days after the Effective Date of the Merger (the "Entry Date"):

                         Medical Plan
                         Dental Plan
                         Vision Plan
                         Short Term Disability Plan
                         Long Term Disability Plan
                         Long Term Care Plan
                         Flexible Benefits Plan
                         Basic Group Life Insurance Plan
                         Group Universal Life Insurance Plan
                         Dependent Group Life Insurance Plan
                         Business Travel Accident Insurance Plan
                         Accidental Death and Dismemberment Plan
                         Severance Pay Plan
                         Vacation Program

Until the Entry Date for a given Norwest welfare benefit plan, Norwest agrees to continue for the benefit of the FNBI Employees the comparable FNBI welfare benefit plans numbered 1 through 5 under the caption "ERISA Section 3(1) Plans" under Schedule 2(p).

For the purpose of determining each FNBI Employee's benefit for the year in which the Merger occurs under the Norwest Vacation Program, vacation taken by an FNBI Employee prior to the Merger in the year in which the Merger occurs will be deducted from the total Norwest benefit for that year. FNBI Employees will also receive credit under the Norwest Medical Plan for deductibles met under the FNBI medical plan during the calendar year in which the Closing occurs.

        (b)  Employee Retirement Benefit Plans.
             ---------------------------------

               (i) Each FNBI Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP, and shall enter the SIP, as a new employee, not later than the first day of the calendar quarter that begins at least 32 days after the Effective Date of the Merger.

               (ii) Each FNBI Employee shall be eligible for participation in the Norwest Pension Plan (with full credit for years of past service to FNBI and the FNBI Subsidiaries for the purpose of satisfying any eligibility and vesting periods, but not for the purpose of benefit accrual, applicable to the Norwest Pension Plan) under the terms thereof.

               (iii) With respect to the Retirement Plan for Employees of The First National Bankshares, Inc. and its Subsidiaries (the "FNBI Pension Plan"), Norwest intends to merge the FNBI Pension Plan with and into the Norwest Pension Plan, where FNBI Employees who participated in the FNBI Pension Plan prior to the Effective Date of the Merger shall receive a retirement benefit equal to the sum of (x) the benefits accrued under the FNBI Pension Plan through the effective date of the merger of the FNBI Pension Plan into the Norwest Pension Plan and (y) the benefits accrued under the Norwest Pension Plan as set forth in subparagraph
        (b)(ii) above from and after the effective date of the merger of said Plans.

        10.  Termination and Amendment.

        (a) Termination. This Agreement may be terminated at any time prior to
            -----------
the Time of Filing:

               (i)  by mutual written consent of the parties hereto;

               (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by September 30, 1997, unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

               (iii) by FNBI or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

        (b) Effect of Termination. Termination of this Agreement under this
            ---------------------
paragraph 10 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure to perform any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 11 shall survive such termination.

        (c) Amendment. At any time before the Time of Filing, the parties
            ---------
hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval hereof by the shareholders of FNBI shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

        (d) Waiver and Other Action. Either party hereto may, by a signed
            -----------------------
writing, give any consent, take any action pursuant to this paragraph 10 or otherwise, or waive any inaccuracies in the representations and warranties by the other party or compliance by the other party with any of the covenants and conditions herein; provided, however, that any such consent or waiver shall not operate as a consent to any other or subsequent matter or a waiver of, or estoppel with respect to, any other or subsequent inaccuracy or failure to comply.

        11. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by FNBI and the FNBI Subsidiaries shall be borne by FNBI, and all such expenses incurred by Norwest shall be borne by Norwest.

        12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party.

        13. Third Party Beneficiaries. Except as provided in paragraph 5(n), each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

        14. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

        If to Norwest:

                      Norwest Corporation
                      Sixth and Marquette
                      Minneapolis, Minnesota  55479-1026
                      Attention:  Secretary

               If to FNBI:

                      The First National Bankshares, Inc.
                      302 South First Street
                      Tucumcari, New Mexico  88401
                      Attention: Chairman and CEO

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

        15. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

        16. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

        17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

        18. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement, or contained in a certificate delivered pursuant to the Agreement or the Merger Agreement, shall survive the Merger of Merger Co. with and into FNBI or, except as set forth in paragraph 10(b), the termination of this Agreement. The agreements contained in paragraphs 5(n), 5(r) and 11 shall survive the Merger.

        19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORWEST CORPORATION                         THE FIRST NATIONAL BANKSHARES, INC.

By:  /s/ John E. Ganoe                      By:     /s/ H. Barton Jones
     ----------------------------               -------------------------------
Its: Executive Vice President                   H. Barton Jones
     ----------------------------               Chairman, President and CEO

                                   APPENDIX B

                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                       THE FIRST NATIONAL BANKSHARES, INC.
                            a New Mexico corporation
                           (the surviving corporation)
                                       AND
                             NORWEST FNB MERGER CO.
                            a New Mexico corporation
                            (the merged corporation)

        This Agreement and Plan of Merger dated as of April 28, 1997 (the "Agreement"), between The First National Bankshares, Inc., a New Mexico corporation (hereinafter sometimes called "Company" and sometimes called the "surviving corporation") and Norwest FNB Merger Co., a New Mexico corporation ("Merger Co.") (said corporations being hereinafter sometimes referred to as the "constituent corporations"),

        WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the State Corporation Commission of the State of New Mexico on March 31, 1997, and said corporation is now a corporation subject to and governed by the provisions of the New Mexico Business Corporation Act. Merger Co. has authorized capital stock of 1,000 shares of common stock having a par value of $1.00 per share ("Merger Co. Common Stock"), of which 1,000 shares were outstanding as of the date hereof; and

        WHEREAS, Company was incorporated by Articles of Incorporation filed in the office of the State Corporation Commission of the State of New Mexico on August 27, 1986 and said corporation is now a corporation subject to and governed by the provisions of the New Mexico Business Corporation Act. Company has authorized capital stock of 100,000 shares of Common Stock, par value $1.00 per share ("Company Common Stock") of which 29,953 shares were outstanding and no shares were held in the treasury as of September 30, 1996; and

        WHEREAS, Norwest Corporation and Company are parties to an Agreement and Plan of Reorganization dated as of January 17, 1997 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

        WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Company, with Company continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the New Mexico Business Corporation Act, which statute permits such merger;

        WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code; and

        NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Company and of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Company pursuant to the laws of the State of New Mexico, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Company, the mode of carrying said merger into effect, the manner and basis of converting the shares of Company Common Stock into shares of common stock of Norwest Corporation of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

        FIRST: At the time of merger, Merger Co. shall be merged with and into Company, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be The First National Bankshares, Inc.

        SECOND: The Articles of Incorporation of Company at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law:

        THIRD: The Bylaws of Company at the time of merger shall be amended as set forth below and, as so amended, shall be and remain the Bylaws of the surviving corporation until further amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws:

        Article IV, Section 4.2 of the Bylaws is amended in its entirety to read as follows:

               4.2. Number, Tenure and Qualifications. The board of directors of the Corporation shall consist of one or more directors. The number of directors shall be determined by the stockholders at each annual meeting. The authorized number of directors may be increased by the stockholders or the board and decreased by the stockholders. The directors shall be elected at each annual meeting of the stockholders, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Directors need not be stockholders or residents of the State of New Mexico.

        FOURTH: The number of directors of the surviving corporation shall be three, and the persons named below shall become the directors of the surviving corporation and shall hold office from the time of the merger until their respective successors are elected and qualify:

        William H. Queenan
        Stanley S. Stroup
        John T. Thornton

        FIFTH: The persons named below shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

        John T. Thornton     President
        Stanley S. Stroup    Vice President
        Charles D. White     Vice President and Chief Financial Officer
        Michael A. Graf      Vice President
        David A. Stautz      Vice President
        Robert J. Murphy     Vice President
        James A. Horton      Vice President
        Margaret M. Weber    Secretary
        Rachelle M. Graham   Assistant Secretary

        SIXTH: The manner and basis of converting the shares of Company Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

        1. Each share of Company Common Stock outstanding immediately prior to the time of the merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the number of shares of Company Common Stock then outstanding. The "Adjusted Norwest Shares" shall mean the following:

               (a) If the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of Company held to vote on this Agreement and the Reorganization Agreement (the "Norwest Measurement Price") is equal to or greater than $40.25, the Adjusted Norwest Shares shall be 304,472.

               (b) If the Norwest Measurement Price is equal to or less than $36.25, the Adjusted Norwest Shares shall be 338,069.

               (c) If the Norwest Measurement Price is less than $40.25, but more than $36.25, the Adjusted Norwest Shares shall be the number determined by dividing $12,255,000 by the Norwest Measurement Price.

        2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Company Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Company Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Company Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Company Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

        3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of Company Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or stock dividend, had the record date therefor been immediately following the time of merger.

        4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
        (5) trading days immediately preceding the effective date of merger.

        5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one share of the surviving corporation after the time of merger.

        SEVENTH: The merger provided for by this Agreement shall be effective as follows:

        1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed and accepted by the State Corporation Commission of the State of New Mexico; provided, however, that all of the following actions shall have been taken in the following order:

               a. This Agreement shall be approved and adopted on behalf of Merger Co. and Company in accordance with the New Mexico Business Corporation Act; and

               b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the New Mexico Business Corporation Act, shall be executed by the Chairman of the Board, the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the Chairman of the Board, the President or a Vice President of Company and by the Secretary or an Assistant Secretary of Company, and shall be filed in the office of the State Corporation Commission of the State of New Mexico in accordance with the New Mexico Business Corporation Act.

        2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

        EIGHTH:  At the time of merger:

        1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Company shall continue as the surviving corporation.

        2. The merger shall have the other effects prescribed by Section 53-14-6 of the New Mexico Business Corporation Act.

        NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

        1. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Company and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

        2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

        3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New Mexico.

        4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

        5. At any time prior to the filing of Articles of Merger with the State Corporation Commission of the State of New Mexico, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations, notwithstanding the approval of the shareholders of either constituent corporation.

        6. The registered office of the surviving corporation in the State of New Mexico shall be 119 East Marcy, Santa Fe, NM 87501, and the name of the registered agent of the Company at such address is C T Corporation System.

        IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                               THE FIRST NATIONAL
                               BANKSHARES, INC.

                               By:  /s/ H. Barton Jones
                                   ---------------------------------
                               Its:   Chairman, President and CEO
                                     ---------------------------------


Attest:
/s/ E. Bruce Thomas
--------------------------
        Secretary

                               NORWEST FNB MERGER CO.

                               By:  /s/ John T. Thornton
                                   ---------------------------------
                               Its:   President
                                     ---------------------------------

Attest:
/s/ Robert T. Lund
---------------------------
   Assistant Secretary

                                   APPENDIX C

                          SECTIONS 53-15-3 AND 53-15-4

                                     OF THE

                       NEW MEXICO BUSINESS CORPORATION ACT

53-15-3   Right of Shareholders to Dissent and Obtain Payment for Shares

        A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder's shares in the event of, any of the following corporate actions:

               (1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

               (2) any sale of exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

               (3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

               (4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

                      (a) alters or abolishes a preferential right of such shares;

                      (b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

                      (c) alters or abolishes an existing preemptive right of
               the holder of such shares to acquire shares or other securities;
               or

                      (d) excludes or limits the right of the holder of such
               shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

               (5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

        B. (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

               (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and
Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

        C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

        D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

53-15-4   Rights of Dissenting Shareholders

        A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

        B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder is to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

        C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months' period ended on the date of the balance sheet.

        D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

        E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

        F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

        G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

        H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made are transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.